Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of August 9, 2018

among

SYNNEX CORPORATION,

as the Borrower,

THE SUBSIDIARIES OF THE BORROWER IDENTIFIED HEREIN,

as the Guarantors,

THE LENDERS PARTY HERETO

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

BANK OF AMERICA, N.A.,

MUFG BANK, LTD. and

THE BANK OF NOVA SCOTIA,

as Co-Syndication Agents,

SUMITOMO MITSUI BANKING CORPORATION and

TD BANK, N.A.,

as Co-Documentation Agents,

and

JPMORGAN CHASE BANK, N.A.,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

MUFG BANK, LTD. and

THE BANK OF NOVA SCOTIA,

as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		1

1.01	Defined Terms.	1
1.02	Other Interpretive Provisions.	30
1.03	Accounting Terms; Changes in GAAP; Calculation of Financial Covenants on a Pro Forma Basis.	30
1.04	Rounding.	32
1.05	Times of Day; Rates.	32

ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS		32

2.01	Loans.	32
2.02	Borrowings, Conversions and Continuations of Loans.	32
2.03	[Reserved].	33
2.04	[Reserved].	33
2.06	Termination or Reduction of Commitments.	34
2.07	Repayment of Loans.	34
2.08	Interest.	34
2.09	Fees.	35
2.10	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.	36
2.12	Payments Generally; Administrative Agent’s Clawback.	36
2.13	Sharing of Payments by Lenders.	38
2.14	[Reserved]	39
2.15	Defaulting Lenders.	39

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY		40

3.01	Taxes.	40
3.02	Illegality.	44
3.03	Inability to Determine Rates.	45
3.04	Increased Costs.	45
3.05	Compensation for Losses.	46
3.06	Mitigation of Obligations; Replacement of Lenders.	47
3.07	[LIBOR Successor Rate.	47
3.08	Survival.	48

ARTICLE IV GUARANTY		48

4.01	The Guaranty.	48
4.02	Obligations Unconditional.	49
4.03	Reinstatement.	50
4.04	Certain Additional Waivers.	50
4.05	Remedies.	50
4.06	Rights of Contribution.	50
4.07	Guarantee of Payment; Continuing Guarantee.	50
4.08	Keepwell.	51

ARTICLE V CONDITIONS PRECEDENT TO EFFECTIVENESS AND CREDIT EXTENSIONS		51

5.01	Conditions to the Effective Date.	51
5.02	Conditions to Initial Funding Date.	52
5.03	Conditions to each Interim Funding Date.	55
5.04	Conditions to Final Funding Date.	57
5.05	Certain Funds Period.	57

i

ARTICLE VI REPRESENTATIONS AND WARRANTIES		58

6.01	Existence, Qualification and Power.	58
6.02	Authorization; No Contravention.	58
6.03	Governmental Authorization; Other Consents.	59
6.04	Binding Effect.	59
6.05	Financial Statements; No Material Adverse Effect.	59
6.06	Litigation.	60
6.07	No Default.	60
6.08	Ownership of Property; Liens.	60
6.09	Environmental Compliance.	60
6.10	Insurance.	61
6.11	Taxes.	61
6.12	ERISA Compliance.	61
6.13	Subsidiaries.	62
6.14	Margin Regulations; Investment Company Act.	62
6.15	Disclosure.	63
6.16	Compliance with Laws.	63
6.17	Intellectual Property; Licenses, Etc.	63
6.18	Solvency.	64
6.19	Perfection of Security Interests in the Collateral.	64
6.20	Business Locations; Taxpayer Identification Number.	64
6.21	OFAC; Anti-Corruption.	64
6.22	USA PATRIOT Act.	64

ARTICLE VII AFFIRMATIVE COVENANTS		65

7.01	Financial Statements.	65
7.02	Certificates; Other Information.	66
7.03	Notices.	67
7.04	Payment of Taxes.	68
7.05	Preservation of Existence, Etc.	68
7.06	Maintenance of Properties.	68
7.07	Maintenance of Insurance.	69
7.08	Compliance with Laws.	69
7.09	Books and Records.	69
7.10	Inspection Rights.	69
7.11	Use of Proceeds.	70
7.12	Additional Guarantors.	70
7.13	Pledged Assets.	70

ARTICLE VIII NEGATIVE COVENANTS		71

8.01	Liens.	71
8.02	Investments.	74
8.03	Indebtedness.	76
8.04	Fundamental Changes.	80
8.05	Dispositions.	80
8.06	Restricted Payments.	81
8.07	Change in Nature of Business.	81
8.08	Transactions with Affiliates.	81
8.09	Burdensome Agreements.	82
8.10	Use of Proceeds.	82
8.11	Financial Covenants.	82

8.13	Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity.	83
8.14	Ownership of Subsidiaries.	83
8.15	Sale Leasebacks.	84
8.16	Sanctions.	84
8.17	Permitted Securitization Transaction.	84
8.18	Anti-Corruption Laws.	84

ARTICLE IX EVENTS OF DEFAULT AND REMEDIES		84

9.01	Events of Default.	84
9.02	Remedies Upon Event of Default.	86
9.03	Application of Funds.	87

ARTICLE X ADMINISTRATIVE AGENT		88

10.01	Appointment and Authority.	88
10.02	Rights as a Lender.	88
10.03	Exculpatory Provisions.	89
10.04	Reliance by Administrative Agent.	89
10.05	Delegation of Duties.	90
10.06	Resignation of Administrative Agent.	90
10.07	Non-Reliance on Administrative Agent and Other Lenders.	91
10.08	No Other Duties; Etc.	91
10.09	Administrative Agent May File Proofs of Claim.	91
10.10	Collateral and Guaranty Matters.	92
10.11	Secured Cash Management Agreements and Secured Hedge Agreements.	93

ARTICLE XI MISCELLANEOUS		93

11.01	Amendments, Etc.	93
11.02	Notices; Effectiveness; Electronic Communications.	95
11.03	No Waiver; Cumulative Remedies; Enforcement.	97
11.04	Expenses; Indemnity; Damage Waiver.	97
11.05	Payments Set Aside.	99
11.06	Successors and Assigns.	99
11.07	Treatment of Certain Information; Confidentiality.	103
11.08	Right of Setoff.	104
11.09	Interest Rate Limitation.	105
11.10	Counterparts; Integration; Effectiveness.	105
11.11	Survival of Representations and Warranties.	105
11.12	Severability.	105
11.13	Replacement of Lenders.	106
11.14	Governing Law; Jurisdiction; Etc.	106
11.15	Waiver of Jury Trial.	108
11.16	No Advisory or Fiduciary Responsibility.	108
11.17	Electronic Execution of Assignments and Certain Other Documents.	108
11.18	Subordination of Intercompany Indebtedness.	109
11.19	USA PATRIOT Act Notice.	109
11.20	California Judicial Reference.	109
11.21	Appointment of Borrower.	110
11.22	Acknowledgement and Consent to Bail-In of EEA Financial Institutions.	110
11.23	Lender ERISA Representation.	110

SCHEDULES

2.01	Commitments and Applicable Percentages
11.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

A	Form of Loan Notice
B	[Reserved]
C	Form of Note
D	Form of Compliance Certificate
E	Form of Joinder Agreement
F-1	Form of Assignment and Assumption
F-2	Form of Administrative Questionnaire
G	Forms of U.S. Tax Compliance Certificates
H	Form of Secured Party Designation Notice
I	Form of Notice of Loan Prepayment
J	Form of Solvency Certificate

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of August 9, 2018 among SYNNEX CORPORATION, a Delaware corporation (the “Borrower”), the Guarantors (defined herein), the Lenders (defined herein) and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The Borrower intends to acquire Convergys pursuant to the Convergys Acquisition Agreement and in connection therewith, the Borrower has requested that the Lenders provide credit facilities for the purposes set forth herein, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01    Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means, with respect to any Person, the acquisition by such Person, in a single transaction or in a series of related transactions, of either (a) all or any substantial portion of the property of, or a line of business, division or operating group of, another Person or (b) at least a majority of the Voting Equity Interests of another Person, in each case whether or not involving a merger or consolidation with such other Person.

“Additional Foreign Subsidiary Debt” has the meaning specified in Section 8.03(o).

“Administrative Agent” means JPMorgan in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“2017 Acquisition” means the Acquisition of the certain assets of Datatec Limited and Datatec PLC by the Borrower or one or more of its Wholly Owned Subsidiaries pursuant to the terms of the 2017 Acquisition Document.

“2017 Acquisition Document” means the Share Purchase Agreement dated as of June 5, 2017 by and among Datatec Limited, Datatec PLC and the Borrower.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit F-2 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Credit Agreement.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the aggregate Commitments and Loans represented by such Lender’s Commitments and Loans at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto or in any documentation executed by such Lender pursuant to this Agreement. The Applicable Percentages shall be subject to adjustment as provided in Section 2.15.

“Applicable Rate” means the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(b):

Pricing Tier	Consolidated Leverage Ratio	Eurodollar Rate Loans	Base Rate Loans	Commitment Fee Rate
1	≥ 3.50:1.00	1.75%	0.75%	0.25%
2	≥ 2.75:1.00 but < 3.50:1.00	1.50%	0.50%	0.20%
3	≥ 2.00:1.00 but < 2.75:1.00	1.375%	0.375%	0.175%
4	< 2.00:1.00	1.25%	0.25%	0.15%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Tier 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the first Business Day immediately following the date on which such Compliance Certificate is delivered in accordance with Section 7.02(b) whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Leverage Ratio contained in such Compliance Certificate. The Applicable Rate in effect from the Effective Date until the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(b) for the first fiscal quarter ending after the Initial Funding Date shall be determined based upon Pricing Tier 2. Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means JPMorgan, MLPFS, MUFG Bank, Ltd. and The Bank of Nova Scotia, in their capacities as joint lead arrangers and joint bookrunners.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit F-1 or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, with respect to any Person on any date, (a) in respect of any capital lease, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease, (c) in respect of any Securitization Transaction, the outstanding principal amount of such financing determined in accordance with GAAP and (d) in respect of any Sale and Leaseback Transaction, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended November 30, 2017, and the related consolidated statements of income or operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, including the notes thereto.

“Availability Period” means the period from the Initial Funding Date to the earliest of (i) the date that is ninety (90) days following the Initial Funding Date, (ii) the date of termination of the Commitments pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Lender to make Loans pursuant to Section 9.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus  1⁄2 of 1% and (c) the Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that for the purpose of this definition, the Eurodollar Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Eurodollar Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.07 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Base Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 7.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the applicable Lenders pursuant to Section 2.01.

“Bridge Facility” means the 364-day senior secured bridge loan facility contemplated by the Bridge Facility Commitment Letter.

“Bridge Facility Commitment Letter” means the Bridge Facility Commitment Letter, dated as of June 28, 2018, among JPMorgan, Bank of America, MLPFS and the Borrower, as amended, supplemented or otherwise modified prior to the date hereof (including pursuant to any joinder agreement).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Cash Equivalents” means, as at any date, (1) with respect to the Borrower or any of its Subsidiaries: (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any Lender) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d) and (2) with respect to any Foreign Subsidiary: (a) investments of the type and maturity described in clause (1) above of foreign commercial banks, which investments or commercial banks (or the parents of such commercial banks) have the ratings described in such clauses or reasonably equivalent ratings from comparable foreign rating agencies (if available) and (b) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management of comparable tenure and credit quality to those described in clause (1) above or other high quality short term investments, in each case, customarily utilized in countries in which such Foreign Subsidiary operates for short term cash management purposes.

“Cash Management Agreement” means any agreement that is not prohibited by the terms hereof to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Cash Management Bank” means any Person in its capacity as a party to a Cash Management Agreement with the Borrower or any Subsidiary provided that (a) at the time such Person enters into such Cash Management Agreement, such Person is a Lender or an Affiliate of a Lender or (b) such Cash Management Agreement exists on the Effective Date or at the time an entity becomes a Subsidiary of the Borrower, and such Person is a Lender or an Affiliate of a Lender on the Effective Date or at the time such entity becomes a Subsidiary of the Borrower.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.

“Change of Control” means an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of Voting Equity Interests of the Borrower representing forty percent (40%) or more of the combined voting power of all Voting Equity Interests of the Borrower on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right).

“Collateral” means a collective reference to all property, other than Excluded Property, with respect to which Liens in favor of the Administrative Agent, for the benefit of itself and the other holders of the Obligations, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Documents” means a collective reference to the Security Agreement and other security documents as may be executed and delivered by any Loan Party pursuant to the terms of Section 7.13 or any of the Loan Documents.

“Commitment” means, as to each Lender, its obligation to make its portion of the Loans to the Borrower pursuant to Section 2.01, in the principal amount set forth opposite such Lender’s name on Schedule 2.01. The aggregate principal amount of the Commitments of all of the Lenders as in effect on the Effective Date is $1,800,000,000.

“Commitment Fee” has the meaning specified in Section 2.09(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. Section 1 et seq.).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, local and foreign income taxes payable for such period, (iii) depreciation and amortization expense for such period, (iv) non-cash stock based compensation expense, (v) all other non-cash charges, non-cash expenses and non-cash losses in such period but only to the extent that, as of the date of determination, the Borrower does not reasonably anticipate that cash payments will be made or be required to be made with respect thereto in any future period and (vi) fees and expenses and non-recurring charges, including severance and restructuring charges, and closing or consolidation expenses relating to businesses or locations thereof, incurred in connection with Permitted Acquisitions (including the 2017 Acquisition and the Convergys Acquisition), provided that the aggregate amount of fees and expenses and non-recurring charges added pursuant to this clause (vi) shall not exceed 15% of Consolidated EBITDA (calculated without giving effect to this clause (vi)) for such period; minus (b) the following to the extent included in calculating such Consolidated Net Income: non-cash gains for such period.

“Consolidated First Lien Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated First Lien Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

“Consolidated First Lien Indebtedness” means, as of any date of determination, the then outstanding principal amount of Indebtedness for third party borrowed money of the Borrower and its Subsidiaries on a consolidated basis that is secured by a Lien on the properties or assets of the Borrower and/or one of more of its Subsidiaries (other than (i) any such Indebtedness secured by a Lien that is subordinated to or ranks junior to the Liens securing the Obligations and (ii) any Indebtedness under the Permitted Securitization Transaction or any other Securitization Transaction permitted under this Agreement), it being understood that Consolidated First Lien Indebtedness shall not include Indebtedness in respect of (x) letters of credit, except to the extent of unreimbursed amounts thereunder; provided that any unreimbursed amount shall not constitute Consolidated First Lien Indebtedness until 5 Business Days after such amount is drawn, (y) obligations under Swap Contracts and (z) other contingent obligations.

“Consolidated Funded Indebtedness” means, as of any date of determination, the then outstanding principal amount of Funded Indebtedness of the Borrower and its Subsidiaries on a consolidated basis.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, plus (b) the portion of rent expense with respect to such period under capital leases that is treated as interest in accordance with GAAP plus (c) the implied interest component of Synthetic Lease Obligations with respect to such period.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four fiscal quarters most recently ended to (b) the Consolidated Interest Charges for the period of the four fiscal quarters most recently ended.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, net income for such period; provided that Consolidated Net Income shall exclude (a) extraordinary items for such period in accordance with GAAP, (b) the net income of any Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or Law applicable to such Subsidiary during such period, except that the Borrower’s equity in any net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income and (c) any income (or loss) for such period of any Person if such Person is not a Subsidiary, except to the extent that such income (or loss) for such period would be included in Consolidated Net Income of the Borrower and its Subsidiaries when calculating Consolidated Net Income in accordance with GAAP.

“Consolidated Tangible Assets” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the tangible assets of the Borrower and its Subsidiaries.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 5% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Convergys” means Convergys Corporation, an Ohio corporation.

“Convergys Acquisition” means the Acquisition of Convergys by the Borrower, indirectly through one or more of its Wholly Owned Subsidiaries pursuant to the terms of the Convergys Acquisition Agreement.

“Convergys Acquisition Agreement” means the Agreement and Plan of Merger, dated as of June 28, 2018, among the Borrower, Delta Merger Sub I, Inc., a newly formed Delaware corporation and a Wholly Owned Subsidiary of the Borrower, Delta Merger Sub II, LLC, a newly formed Delaware limited liability company and a Wholly Owned Subsidiary of the Borrower, and Convergys, including all schedules and exhibits thereto, as amended, restated or otherwise modified from time to time.

“Convergys Closing Date” means the date of the consummation of the Convergys Acquisition pursuant to the terms of the Convergys Acquisition Agreement.

“Convergys Convertible Debentures” means the 5.75% Junior Subordinated Convertible Debentures due 2029 issued by Convergys pursuant to the Indenture, dated as of October 13, 2009, between Convergys, as issuer, and U.S. Bank National Association, as trustee, as amended, restated or otherwise modified from time to time, which are outstanding as of the Convergys Closing Date.

“Convergys Credit Agreement” means the Credit Agreement, dated as of January 11, 2017, among Convergys, the lenders party thereto, Citibank, N.A., as administrative agent, and the other parties thereto, as amended, restated or otherwise modified prior to the date hereof.

“Convergys Loan Parties” means Convergys (or any successor by merger thereto pursuant to the Convergys Acquisition Agreement) and any Domestic Subsidiaries of thereof that are required to become Guarantors pursuant to Section 7.12 of this Agreement.

“Convergys Receivables Purchase Facility Agreement” means the Receivables Purchase Agreement, dated as of June 30, 2009, among Convergys Funding Inc., as seller, Convergys, as servicer, MUFG Bank, Ltd. f/k/a The Bank of Tokyo-Mitsubishi UFJ, Ltd., as purchaser, Gotham Funding Corporation, as conduit, Wells Fargo Bank, N.A., as successor to Wachovia Bank, National Association, as purchaser, and Wells Fargo Bank, N.A., as administrative agent, as amended, restated or otherwise modified from time to time.

“Cost Investment” means an Investment by the Borrower or any of its Subsidiaries in the Equity Interests of a Person; provided that after giving effect to all such Investments in such Person, the Borrower and its Subsidiaries shall not beneficially own, directly or indirectly, more than 20% of the Voting Equity Interests of such Person.

“Credit Extension” means a Borrowing.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.15(d), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit

Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(d)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any comprehensive embargo or country-wide Sanction.

“Disclosure Letter” means the disclosure letter, dated as of the Effective Date, delivered by the Borrower to the Administrative Agent for the benefit of the Lenders.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by the Borrower or any Subsidiary, including any Sale and Leaseback Transaction and any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding (a) the disposition of inventory in the ordinary course of business; (b) the disposition of machinery and equipment no longer used or useful in the conduct of business of the Borrower and its Subsidiaries in the ordinary course of business; (c) the disposition of property (including any Collateral) to the Borrower or any Subsidiary; provided, that if the transferor of such property is a Loan Party then the transferee thereof must be a Loan Party; (d) the disposition of accounts receivable in connection with the collection or compromise thereof; (e) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries; (f) the sale or disposition of Cash Equivalents for fair market value; (g) any Recovery Event; (h) any sale, transfer or other disposition of Securitization Related Property by the Borrower or any Subsidiary pursuant to the Permitted Securitization Transaction; (i) the sale by the Borrower of any securities and other Investments held from time to time in securities accounts maintained in connection with deferred compensation arrangements pursuant to Section 8.02(c), provided that the proceeds of such sale are paid to the beneficiary thereof or designee of such beneficiary or maintained in such securities accounts and reinvested in accordance with the terms of such deferred compensation arrangements; (j) the sale, transfer or other disposition of any Cost Investment; (k) the disposition of Equity Interests of the Borrower; and (l) any sale, transfer or other disposition of Receivables and Related Assets by the Borrower or any Subsidiary pursuant to a Permitted Supplier Finance Program.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of any state of the United States or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the first date on which the conditions set forth in Section 5.01 are satisfied (or waived in accordance with Section 11.01).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 11.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a Loan Party within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of a Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA)

or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, or the treatment of a Pension Plan amendment as a termination under Section 4041(c) or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Internal Revenue Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Base Rate” means:

(a)    for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to LIBOR or a comparable or successor rate, which rate is approved by the Administrative Agent; and

(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR for Dollar deposits with a term of one month commencing that day;

provided that if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Eurodollar Rate” means (a) for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (i) the Eurodollar Base Rate for such Eurodollar Rate Loan for such Interest Period by (ii) one minus the Eurodollar Reserve Percentage for such Eurodollar Rate Loan for such Interest Period and (b) for any day with respect to any Base Rate Loan bearing interest at a rate based on the Eurodollar Rate, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (i) the Eurodollar Base Rate for such Base Rate Loan for such day by (ii) one minus the Eurodollar Reserve Percentage for such Base Rate Loan for such day.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate”.

“Eurodollar Reserve Percentage” means, for any day, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan and for each outstanding Base Rate Loan bearing interest at a rate based on the Eurodollar Rate shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning specified in Section 9.01.

“Excluded Property” means, with respect to any Loan Party, (a) any owned or leased real property, (b) unless requested by the Administrative Agent or the Required Lenders, any IP Rights for which a perfected Lien thereon is not effected either by filing of a Uniform Commercial Code financing statement or by appropriate evidence of such Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, (c) unless requested by the Administrative Agent or the Required Lenders, any personal property (other than personal property described in clause (b) above) for which the attachment or perfection of a Lien thereon is not governed by the Uniform Commercial Code, (d) the Equity Interests of any Foreign Subsidiary to the extent not required to be pledged to secure the Obligations pursuant to Section 7.13(a), (e) any property which, subject to the terms of Section 8.09, is subject to a Lien of the type described in Section 8.01(i) pursuant to documents which prohibit such Loan Party from granting any other Liens in such property, (f) at any time the Permitted Securitization Transaction is outstanding, any Securitization Related Property that is subject to the Permitted Securitization Transaction, (g) any lease, license, contract or other agreement of a Loan Party if the grant of a security interest in such lease, license, contract or other agreement in the manner contemplated by the Loan Documents is prohibited under the terms of such lease, license, contract or other agreement or under applicable Law or would result in default thereunder, the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise alter such Loan Party’s rights, titles and interests thereunder (including upon the giving of notice or the lapse of time or both), other than to the extent (x) such prohibition or limitation is rendered ineffective pursuant to the Uniform Commercial Code or other applicable Law or principles of equity or (y) such prohibition or limitation or the requirement for any consent contained in such lease, license, contract or other agreement or applicable Law is eliminated or terminated to the extent sufficient to permit any such item to become Collateral or such consent has been granted or waived or the requirement for such consent has been terminated, (h) government licenses, state or local franchises, charters and authorizations and any other property and assets to the extent that the Administrative Agent may not validly possess a security interest therein under, or such security interest is restricted by, applicable Laws (including, without limitation, rules and regulations of any Governmental Authority or agency) or the pledge or creation of a security interest in which would require governmental consent, approval, license or authorization, other than to the extent such prohibition or limitation is rendered ineffective under the Uniform Commercial Code or other applicable Law notwithstanding such prohibition (but excluding proceeds of any such governmental licenses), (i) particular assets if and for so long as, if, in each case, as determined by the Administrative Agent in its sole discretion, the cost of creating or perfecting such pledges or security interests in such assets exceeds the practical benefits to be obtained by the Lenders therefrom, (j) deposit, securities and commodities accounts having a monthly average balance of less than $100,000 individually, and less than $1,000,000 in the aggregate, (k) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, (l) assets of and Equity Interests in any Person (other than a wholly-owned Subsidiary) to the extent not permitted by the terms of such Person’s Organization Documents, (m) the Equity Interests of any Foreign Subsidiary to the extent (i) such Equity Interests are pledged as collateral to secure the Indebtedness of a Foreign Subsidiary, (ii) such Indebtedness is permitted under Section 8.03 and (iii) such Lien is a Permitted Lien, (n) any Investments maintained by the Borrower pursuant to the Borrower’s unqualified deferred compensation arrangements permitted under Section 8.02(c), (o) margin stock (within the meaning of Regulation U of the FRB), (p) deposit account number 1291841933 (the “Excluded Account”), (q) any Receivables and Related Assets subject to a Permitted Supplier Finance Program, and (r) Equity Interests in the Westcon-Datatec Entities (to the extent owned by any Loan Party). Notwithstanding the foregoing, in no event shall any asset or property of a Loan Party that is pledged by such Loan Party as collateral to secure the obligations of any Loan Party under any Priority Debt constitute “Excluded Property” unless consented to by Required Lenders.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant under a Loan Document by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Future Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 4.08 and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply to only the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guaranty or security interest is illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” has the meaning specified in Section 8.03(s).

“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) all Commitments have terminated and (b) all Obligations arising under the Loan Documents have been paid in full (other than contingent indemnification obligations).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any applicable intergovernmental agreements with respect thereto.

“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Fee Letter” means the Fee Letter, dated as of, June 28, 2018, among the Borrower, JPMorgan, Bank of America and MLPFS.

“Final Funding Date” means the first date following the Initial Funding Date on which the conditions set forth in Section 5.04 are satisfied (or waived in accordance with Section 11.01).

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Indebtedness” means, to any Person as of any date of determination, without duplication, all of the following types of Indebtedness, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)    all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)    all purchase money Indebtedness;

(c)    the maximum amount available to be drawn under all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(d)    all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)    all Attributable Indebtedness;

(f)    all obligations to purchase, redeem, retire, defease or otherwise make any payment prior to the Maturity Date in respect of any Equity Interests or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(g)    without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (f) above of another Person; and

(h)    all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, except to the extent that Indebtedness is expressly made non-recourse to such Person.

“Funding Date” means the Initial Funding Date, any Interim Funding Date and/or the Final Funding Date, as the context may require.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, (a) each Domestic Subsidiary identified as a “Guarantor” on the signature pages hereto, (b) each Person that joins as a Guarantor pursuant to Section 7.12 or otherwise, (c) with respect to (i) Obligations under any Secured Hedge Agreement, (ii) Obligations under any Secured Cash Management Agreement and (iii) any Swap Obligation of a Specified Loan Party (determined before giving effect to Sections 4.01 and 4.08) under the Guaranty, the Borrower, and (d) the successors and permitted assigns of the foregoing. Notwithstanding anything to the contrary contained herein, EMJ America, Inc. shall not be a Guarantor.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent, the Lenders and the other holders of the Obligations pursuant to Article IV.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person in its capacity as a party to a Swap Contract with the Borrower or any Subsidiary provided that (a) at the time such Person enters into such Swap Contract, such Person is a Lender or an Affiliate of a Lender or (b) such Swap Contract exists on the Effective Date or at the time an entity becomes a Subsidiary of the Borrower and such Person is a Lender or an Affiliate of a Lender on the Effective Date or at the time such entity becomes a Subsidiary of the Borrower.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Immaterial Domestic Subsidiary” means a Domestic Subsidiary which, (a) when considered on an individual basis, does not have (i) assets with an aggregate book value in excess of 5% of consolidated total assets of the Borrower and its Domestic Subsidiaries as of the date of the most recent fiscal quarter ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b) or (ii) revenues attributable to such Domestic Subsidiary in excess of 5% of the consolidated revenues of the Borrower and its Domestic Subsidiaries as of the most recent fiscal quarter ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b) and (b) when taken together with all other Immaterial Domestic Subsidiaries which are not Guarantors, does not have (i) assets with an aggregate book value in excess of 10% of consolidated total assets of the Borrower and its Domestic Subsidiaries as of the date of the most recent fiscal quarter ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b) or (ii) revenues in excess of 10% of the consolidated revenues of the Borrower and its Domestic Subsidiaries as of the most recent fiscal quarter ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b).

“Immaterial Foreign Subsidiary” means a Foreign Subsidiary which, when considered on an individual basis, does not have (a) assets with an aggregate book value in excess of 5% of consolidated total assets of the Borrower and its Subsidiaries as of the date of the most recent fiscal quarter ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b) or (b) revenues attributable to such Foreign Subsidiary in excess of 5% of the consolidated revenues of the Borrower and its Subsidiaries as of the most recent fiscal quarter ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)    all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)    all purchase money indebtedness;

(c)    the maximum amount available to be drawn under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(d)    all obligations in respect of the deferred purchase price of property or services (other than (i) trade accounts payable, intercompany charges of expenses, deferred revenue and other accrued liabilities (including deferred payments in respect of services by employees), in each case incurred in the ordinary course of business, and (ii) any earn-out obligation or other post-closing balance sheet adjustment prior to such time as it becomes a liability on the balance sheet of such Person in accordance with GAAP);

(e)    the Attributable Indebtedness of capital leases, Synthetic Lease Obligations, Sale and Leaseback Transactions and Securitization Transactions;

(f)    the Swap Termination Value of any Swap Contract;

(g)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(h)    all obligations to purchase, redeem, retire, defease or otherwise make any payment prior to the Maturity Date in respect of any Equity Interests or any warrant, right or option to acquire such Equity Interests, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(i)    without duplication, all Guarantees in respect of any of the foregoing; and

(j)    all Indebtedness of the types referred to in clauses (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent that such Indebtedness is expressly made non-recourse to such Person.

For the avoidance of doubt, notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, (i) trade payables created in the ordinary course of business in connection with the acquisition of inventory (including (x) inventory subject to a Lien described under Section 8.01(z) and (y) Receivables and Related Assets subject to a Lien described under Section 8.01(gg)) and (ii) overdraft lines shall not constitute Indebtedness.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Initial Funding Date” means the first date on which the conditions set forth in Section 5.02 are satisfied (or waived in accordance with Section 11.01).

“Intercompany Indebtedness” means Indebtedness owing by a Loan Party to another Loan Party.

“Intercreditor Agreement” has the meaning specified in Section 8.01(ii).

“Interest Payment Date” means (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each February, May, August and November and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter (in each case, subject to availability), as selected by the Borrower in its Loan Notice, or such other period that is twelve months or less requested by the Borrower and consented to by all the Lenders; provided that:

(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)    no Interest Period shall extend beyond the Maturity Date.

“Interim Financial Statements” means the unaudited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal quarter ending May 31, 2018, including balance sheets and statements of income or operations, stockholders’ equity and cash flows.

“Interim Funding Date” the first date on which the conditions set forth in Section 5.03 are satisfied (or waived in accordance with Section 11.01).

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment” means, as to any Person, any acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 6.17.

“IRS” means the United States Internal Revenue Service.

“Japanese Subsidiary” means SYNNEX Infotec Corporation.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit E executed and delivered by a Domestic Subsidiary in accordance with the provisions of Section 7.12 or any other documents as the Administrative Agent shall deem appropriate for such purpose.

“JPMorgan” means JPMorgan Chase Bank, N.A. and its successors.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of Law.

“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto, each other Person that becomes a “Lender” in accordance with this Agreement and their successors and assigns.

“Lending Office” means, as to the Administrative Agent or any Lender, the office or offices of such Person described as such in such Person’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Person or any domestic or foreign branch of such Person or such affiliate.

“LIBO Screen Rate” means, for any day and time, with respect to any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for U.S. Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“LIBOR” means, with respect to any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then LIBOR shall be the Interpolated Rate.

“Lien” means any mortgage, pledge, hypothecation, assignment as collateral security, deposit arrangement, encumbrance, lien (statutory or other), charge, or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Acquisition” means any Acquisition or similar Investment permitted by Section 8.02 that the Borrower or any Subsidiary is contractually committed to consummate and whose consummation is not conditioned upon the availability of, or on obtaining, third party financing.

“Loan” has the meaning specified in Section 2.01.

“Loan Documents” means this Agreement, each Note, each Joinder Agreement, the Collateral Documents, the Disclosure Letter, any Intercreditor Agreement and the Fee Letter (but specifically excluding Secured Hedge Agreements and Secured Cash Management Agreements).

“Loan Notice” means a notice of (a) a Borrowing of Loans, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, in each case pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender, taken as a whole, under any Loan Document to which it is a party or is a beneficiary thereof; (c) a material impairment of the ability of the Loan Parties (taken as a whole) to perform their obligations under any Loan Document to which they are a party; or (d) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Disposition” means any single Disposition or series of related Dispositions for which the aggregate gross cash proceeds received by the Borrower and its Subsidiaries exceeds the Threshold Amount.

“Material Indebtedness” means (a) any Subordinated Indebtedness, other than the Convergys Convertible Debentures and (b) any other Indebtedness (including, for the avoidance of doubt, the Convergys Convertible Debentures and other than Indebtedness arising under the Loan Documents and Indebtedness arising under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount.

“Material Recovery Event” means any single Recovery Event or series of related Recovery Events for which the aggregate gross cash proceeds received by the Borrower and its Subsidiaries exceeds the Threshold Amount.

“Maturity Date” means the date that is five (5) years from the Initial Funding Date; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“MLPFS” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, together with its designated affiliates (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), in its capacity as a joint lead arranger and joint bookrunner.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any Pension Plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Pension Plan which has two or more contributing sponsors (including any Loan Party or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” has the meaning specified in Section 2.11.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit I or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means, with respect to each Loan Party, (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan and (b) all obligations of the Borrower or any Subsidiary owing to a Cash Management Bank or a Hedge Bank in respect of Secured Cash Management Agreements or Secured Hedge Agreements, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that the “Obligations” of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Internal Revenue Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Internal Revenue Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Internal Revenue Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by any Loan Party and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code.

“Permitted Acquisition” means an Investment consisting of an Acquisition by the Borrower or any Subsidiary, provided that (a) no Event of Default shall have occurred and be continuing or would result from such Acquisition (except with respect to a Limited Condition Acquisition, in which case (i) no Event of Default shall have occurred and be continuing on the date of the definitive purchase agreement for such Limited Condition Acquisition and (ii) no Event of Default under Section 9.01(a), (f) or (g) shall have occurred and be continuing on the date of consummation of such Limited Condition Acquisition or would exist after giving effect to such Limited Condition Acquisition); (b) the property acquired (or the property of the Person acquired) in such Acquisition is used or useful in the same or a similar line of business as the Borrower and its Subsidiaries were engaged in on the Effective Date (or any reasonable extensions or expansions thereof), (c) in the case of an Acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition and (d) the Loan Parties shall be in compliance with the financial covenants set forth in Section 8.11 recomputed as of the end of the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b) after giving effect to such Acquisition on a Pro Forma Basis; provided that in the case of an Acquisition for which the aggregate value of the consideration paid exceeds $500,000,000 (excluding earn-out obligations, the deferred portion of any deferred purchase price, or any other post-closing purchase price adjustments), at least three (3) Business Days prior to the consummation of such Acquisition (or, in the case of a Limited Condition Acquisition, at the Borrower’s option, at least three (3) Business Days prior to the execution of the definitive documentation for such Limited Condition Acquisition), the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating compliance with this clause (d).

“Permitted Liens” means, at any time, Liens in respect of property of the Borrower or any Subsidiary permitted to exist at such time pursuant to the terms of Section 8.01.

“Permitted Sale and Leaseback Transaction” means any Sale and Leaseback Transaction entered into by the Borrower or any of its Subsidiaries after the Effective Date provided that the aggregate fair market value of all properties of the Borrower and its Subsidiaries that are Disposed of pursuant to Permitted Sale and Leaseback Transactions shall not exceed $50,000,000.

“Permitted Securitization Transaction” means each of the Securitization Transactions established pursuant to the applicable Securitization Documents and permitted under Section 8.03.

“Permitted Supplier Finance Program” means, with respect to the Borrower and its Subsidiaries, (a) each “Permitted Supplier Finance Program” under the Existing Credit Agreement in existence as of the Effective Date, and (b) any financing transaction or series of financing transactions (including factoring arrangements) approved by the Administrative Agent and the Required Lenders (it being understood such approval shall be provided in the sole discretion of the Administrative Agent and the Required Lenders) pursuant to which the Borrower or any Subsidiary of the Borrower may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to another Person or affiliate of such other Person that are not affiliates of the Borrower or any Subsidiary of the Borrower, on a non-recourse basis (but for any breach of a representation and warranty).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of any Loan Party or any ERISA Affiliate or any such Plan to which any Loan Party or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 7.02.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the FRB in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the FRB (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Priority Debt” means (a) Indebtedness of Foreign Subsidiaries and (b) secured Indebtedness of the Borrower or any Domestic Subsidiary, in each case, incurred or permitted to be outstanding pursuant to Section 8.03(h).

“Pro Forma Basis” means, with respect to any transaction, that for purposes of calculating the financial covenants set forth in Section 8.11 or the Consolidated First Lien Leverage Ratio set forth in Section 8.03(s), such transaction (including the incurrence of any Funded Indebtedness in connection therewith) shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such transaction for which the Borrower was required to deliver financial statements pursuant to Section 7.01(a) or (b). In connection with the foregoing, (a) with respect to any Material Disposition or Material Recovery Event, (i) income statement and cash flow statement items (whether positive or negative) attributable to the property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (ii) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (b) with respect to any Acquisition, (i) income statement and cash flow statement items attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement and cash flow statement items for the Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (B) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent and (ii) any Indebtedness incurred or assumed by the Borrower or any Subsidiary (including the Person or property acquired) in connection with such transaction and any Indebtedness of the Person or property acquired which is not retired in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Pro Forma Compliance Certificate” means a certificate of a Responsible Officer of the Borrower containing reasonably detailed calculations of the financial covenants set forth in Section 8.11 recomputed as of the end of the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b) after giving effect to the applicable transaction on a Pro Forma Basis.

“Pro Forma Financial Statements” has the meaning specified in Section 5.02(e).

“Public Lender” has the meaning specified in Section 7.02.

“Qualified ECP Guarantor” means at any time each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Quarterly Financial Statements” has the meaning specified in Section 5.02(e).

“Receivables and Related Assets” means (i) accounts receivable (including all rights to payment created by or arising from the sales of goods, leases of goods or the rendition of services, no matter how evidenced (including in the form of chattel paper) and whether or not earned by performance) and (ii) any interest in such accounts receivable and all collateral securing such accounts receivable (including any originator accounts (as defined in the Securitization Documents)), all contracts and contract rights, purchase orders, security interests, financing statements or other documentation in respect of such accounts receivable, any guarantees, indemnities, warranties or other obligations in respect of such accounts receivable, any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions or factoring arrangements involving receivables similar to such accounts receivable and any collections or proceeds of any of the foregoing.

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Recovery Event” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of the Borrower or any Subsidiary.

“Refinancing” means the repayment in full of all outstanding obligations, including all principal, accrued but unpaid interest, fees and any loss, cost or expense, under (i) the Convergys Credit Agreement and (ii) to the extent any applicable “change of control” provisions thereunder have not been waived or amended prior to the Initial Funding Date, the Convergys Receivables Purchase Facility Agreement, and in each case the termination of the commitments thereunder and the release of any liens and guarantees in connection therewith.

“Register” has the meaning specified in Section 11.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Request for Credit Extension” means with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, chief operating officer or corporate secretary of the applicable Loan Party so specified herein and, solely for purposes of the delivery of incumbency certificates, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by the Administrative Agent, each Responsible Officer will provide an incumbency certificate and appropriate authorization documentation, in form and substance reasonably satisfactory to the Administrative Agent.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to any Person, any arrangement, directly or indirectly, whereby such Person shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanction(s)” means any international economic sanction or trade embargo administered or enforced by the United States Government, including, OFAC, the United Nations Security Council, the European Union (not to include those protecting against the effects of extraterritorial sanctions by other nations), Her Majesty’s Treasury or other relevant sanctions authority of OECD member countries.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between the Borrower or any Subsidiary and any Cash Management Bank with respect to such Cash Management Agreement. For the avoidance of doubt, a holder of Obligations in respect of Secured Cash Management Agreements shall be subject to the last paragraph of Section 9.03 and Section 10.11.

“Secured Hedge Agreement” means any Swap Contract that is entered into by and between the Borrower or any Subsidiary and any Hedge Bank with respect to such Swap Contract. For the avoidance of doubt, a holder of Obligations in respect of Secured Hedge Agreements shall be subject to the last paragraph of Section 9.03 and Section 10.11.

“Secured Party Designation Notice” shall mean a notice from any Lender or an Affiliate of a Lender substantially in the form of Exhibit H.

“Securitization Documents” means, collectively, (1) (a) the Fourth Amended and Restated Receivables Funding and Administration Agreement, dated as of November 12, 2010, by and among SIT

Funding Corporation, a Delaware corporation, as borrower, the lenders party thereto and The Bank of Nova Scotia, as administrative agent and (b) the Third Amended and Restated Receivables Sale and Servicing Agreement, dated as of January 23, 2009, by and among each of the entities party thereto from time to time as originators, SIT Funding Corporation, a Delaware corporation, as buyer and the Borrower, as servicer and (2) and the Convergys Receivables Purchase Facility Agreement and the other documents related thereto, to the extent in effect following the Convergys Closing Date.

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.

“Securitization Related Property” means Receivable and Related Assets which are sold, conveyed, contributed or transferred to the Special Purpose Subsidiary pursuant to the Permitted Securitization Transaction.

“Security Agreement” means the security and pledge agreement dated as of the Effective Date executed in favor of the Administrative Agent, for the benefit of the holders of the Obligations, by each of the Loan Parties.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature in the ordinary course of business, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (e) the present fair salable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured and (f) such Person does not intend, in any transaction, to hinder, delay or defraud either present or future creditors or any other person to which such Person is or will become, through such transaction, indebted. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Purpose Subsidiary” means, with respect to the Permitted Securitization Transaction, such special purpose subsidiaries or affiliates for each applicable transaction included in the Permitted Securitization Transaction.

“Specified Convergys Acquisition Agreement Representations” means the representations made by Convergys with respect to Convergys and its subsidiaries in the Convergys Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower or any of its Subsidiaries has the right (taking into account any applicable cure provisions) to terminate its obligations under the Convergys Acquisition Agreement, or to decline to consummate the Convergys Acquisition pursuant to the Convergys Acquisition Agreement, as a result of a breach of such representations in the Convergys Acquisition Agreement.

“Specified Loan Party” has the meaning specified in Section 4.08.

“Specified Representations” means the representations and warranties set forth in Section 6.01 (solely with respect to the Loan Parties), Section 6.02 (solely with respect to clauses (a), (b)(i) (solely with respect to any Contractual Obligation in connection with material Indebtedness exceeding the Threshold Amount) and (c) and, in each case solely with respect to the Loan Parties), Section 6.04, Section 6.14, Section 6.18, Section 6.19 (subject to Sections 5.01(g), 5.02(d) and 5.03(d), as applicable), Section 6.21 and Section 6.22.

“Subordinated Indebtedness” means Indebtedness of the Borrower or any Subsidiary which by its terms is subordinated in right of payment to the payment in full of the Obligations in a form and substance reasonably acceptable to the Administrative Agent.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Equity Interests is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“SYNNEX Canada” means SYNNEX Canada Limited, an Ontario corporation.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $150,000,000.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments of such Lender at such time plus the outstanding Loans of such Lender at such time.

“Transactions” means the Convergys Acquisition, the Refinancing, the funding of the Loans on the Initial Funding Date, the execution and delivery of the Loan Documents, the amendment of the Existing Credit Agreement and the payment of costs and expenses in connection with the foregoing.

“Type” means, with respect to any Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“United States” and “U.S.” mean the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“USA PATRIOT Act” has the meaning specified in Section 6.22.

“Voting Equity Interests” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“Westcon-Datatec Entities” means, collectively, Westcon Group European Holdings, Limited, a company organized and existing under the laws of the United Kingdom and Westcon Emerging Markets Group (Pty) Limited, a company organized under the laws of South Africa.

“WCSI” means Westcon Canada Systems (WCSI) Inc., a Canadian corporation.

“Wholly Owned Subsidiary” means any Person 100% of whose Equity Interests are at the time owned by the Borrower directly or indirectly through other Persons 100% of whose Equity Interests are at the time owned, directly or indirectly, by the Borrower.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02    Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto”, “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such Law and any reference to any law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all assets and properties, tangible and intangible, real and personal, including cash, securities, accounts and contract rights.

(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03    Accounting Terms; Changes in GAAP; Calculation of Financial Covenants on a Pro Forma Basis.

(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)    Changes in GAAP. If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Loan Parties shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c)    Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

(d)    Calculation of Financial Covenants on a Pro Forma Basis. Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the financial covenants in Section 8.11 (including for purposes of determining the Applicable Rate) shall be made on a Pro Forma Basis with respect to any Acquisition (including the 2017 Acquisition), Material Disposition or Material Recovery Event occurring during the applicable period.

(e)     Limited Condition Acquisitions. Notwithstanding anything to the contrary herein, to the extent that the terms of this Agreement require compliance with any financial ratio or test in connection with a Limited Condition Acquisition, at the option of the Borrower, the date of determination of whether the relevant condition is satisfied shall be deemed to be the date (on the basis of the financial statements for the most recently ended four quarter period for which financial statements have been delivered) of execution of the definitive agreement with respect to such Limited Condition Acquisition (the “LCA Test Date”), after giving effect to the relevant Limited Condition Acquisition and related incurrence of Indebtedness, on a Pro Forma Basis; provided that notwithstanding the foregoing, the Limited Condition Acquisition and the related Indebtedness to be incurred (and any associated Lien) and the use of proceeds thereof (and the consummation of any Acquisition or Investment) shall be deemed incurred and/or applied at the LCA Test Date (until such time as the Indebtedness is actually incurred or the applicable definitive agreement is terminated without actually consummating the applicable Limited Condition Acquisition) and outstanding thereafter for purposes of pro forma compliance with any applicable calculation of the financial covenants set forth in Section 8.11. For the avoidance of doubt, if any of such ratios or amounts for which compliance was determined or tested as of the LCA Test Date are thereafter exceeded as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA of the Borrower and its Subsidiaries or of the target of any Limited Condition Acquisition), at or prior to the consummation of the relevant Limited Condition Acquisition, such ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant Limited Condition Acquisition is permitted to be consummated or taken.

1.04    Rounding.

Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05    Times of Day; Rates.

Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable). The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Base Rate” or with respect to any comparable or successor rate thereto.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01    Loans.

Subject to the terms and conditions set forth herein and upon the occurrence of the applicable Funding Date, each Lender severally agrees to make its portion of a term loan (each, a “Loan” and collectively, the “Loans”) to the Borrower in Dollars in (i) one advance on the Initial Funding Date and (ii) up to five (5) advances during the Availability Period, in each case in an amount not to exceed such Lender’s Commitment as of the applicable Funding Date. The aggregate principal amount of the Loans advanced pursuant to clause (ii) above shall not exceed the lesser of (x) the remaining unused Commitments after giving effect to the Initial Funding Date and (y) $350,000,000. Amounts repaid on the Loans may not be reborrowed. The Loans may consist of Base Rate Loans or Eurodollar Rate Loans, or a combination thereof, as further provided herein.

2.02    Borrowings, Conversions and Continuations of Loans.

(a)    Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone or a Loan Notice; provided, that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Loan Notice. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of, Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or, in connection with any conversion or continuation of a Loan, if less, the entire principal thereof then outstanding). Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, in connection with any conversion or continuation of a Loan, if less, the entire principal thereof then outstanding). Each Loan Notice and each telephonic notice shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of a Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)    Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02, 5.03 or 5.04, as applicable, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c)    Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of the Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the outstanding Eurodollar Rate Loans be converted immediately to Base Rate Loans.

(d)    Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.

(e)    After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect.

(f)    Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification, repricing or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

2.03    [Reserved].

2.04    [Reserved].

2.05    Voluntary Prepayments of Loans. The Borrower may, upon notice from the Borrower to the Administrative Agent pursuant to delivery to the Administrative Agent of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay the Loans in whole or in part without premium or penalty; provided that, unless otherwise agreed by the Administrative Agent, (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) one Business Day prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any such prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding) and (D) any prepayment of the Loans shall be applied to the Loans selected by the Borrower and ratably to the remaining principal amortization payments of such Loans. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.15, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

2.06    Termination or Reduction of Commitments.

(a)    Optional Reductions of the Commitments. The Borrower may, upon notice to the Administrative Agent, terminate or permanently reduce the Commitments; provided, that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction and (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof.

(b)    The Commitment of each Lender shall be automatically and permanently reduced by the amount of the Loan made by such Lender on each Funding Date. The Commitments shall automatically and permanently terminate upon the earlier of (i) the End Date (as defined in the Convergys Acquisition Agreement as in effect on June 28, 2018 without giving effect to any amendment thereto or consent thereunder) in the event the Initial Funding Date has not occurred on or prior thereto, (ii) receipt by the Administrative Agent of a notice from the Borrower pursuant to Section 7.03(f) and (iii) the reduction of the Commitments to zero in accordance with Section 2.06(a). Any unused Commitments following the Initial Funding Date shall automatically and permanently terminate upon the earlier of (i) the expiration of the Availability Period and (ii) the reduction of such Commitments to zero in accordance with Section 2.06(a).

2.07    Repayment of Loans.

The Borrower shall repay the outstanding principal amount of the Loans in quarterly installments on the last day of each fiscal quarter, commencing on the last day of the second full fiscal quarter after the Initial Funding Date, in an amount equal to 1.25% of the outstanding principal amount of the Loans on the expiration of the Availability Period, in each case as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.05, unless accelerated sooner pursuant to Section 9.02. On the Maturity Date the Borrower shall repay the outstanding principal amount of the Loans in full.

2.08    Interest.

(a)    Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate. To the extent that any calculation of interest or any fee required to be paid under this Agreement shall be based on (or would result in) a calculation that is less than zero, such calculation shall be deemed zero for purposes of this Agreement.

(b)    (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)    If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)    Upon the request of the Required Lenders, while any Event of Default exists (other than as set forth in clauses (b)(i) and (b)(ii) above and subject in all cases to the limitations in Section 5.05), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09    Fees.

(a)    Commitment Fee. The Borrower shall pay to the Administrative Agent, for the account of each Lender in accordance with its Applicable Percentage, a commitment fee (the “Commitment Fee”) equal to the product of (x) the applicable “Commitment Fee Rate” as determined in accordance with the definition of Applicable Rate contained herein times (y) the actual daily amount of the Commitments, subject to adjustment as provided in Section 2.15. The Commitment Fee shall commence accruing on September 26, 2018, including at any time during which one or more of the conditions in Article V is not met, and, with respect to the Commitments, shall be due and payable (a) on the earlier of (i) termination or expiration of the Commitments in full in accordance with Section 2.06 and (ii) the Initial Funding Date and (b) to the extent that the Borrower does not draw the entire principal amount of the Commitments on the Initial Funding Date, on the expiration of the Availability Period.

(b)    Other Fees.

(i)    The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)    The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10    Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a)    All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)    If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent or any Lender, as the case may be, under this Agreement. The Borrower’s obligations under this paragraph shall survive the repayment of all Obligations hereunder.

2.11    Evidence of Debt. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each such promissory note shall be in the form of Exhibit C (a “Note”). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.12    Payments Generally; Administrative Agent’s Clawback.

(a)    General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative

Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day (or, in the case of principal repayment installments on Eurodollar Rate Loans, if the result of such extension would be to extend such principal repayment installment into another calendar month, such principal repayment installment shall be due on the immediately preceding Business Day), and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)    (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)    Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 11.04(c).

(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13    Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the Loans, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)    the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14    [Reserved]

2.15    Defaulting Lenders.

(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01.

(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise as may be required under the Loan Documents in connection with any Lien conferred thereunder or directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Sections 5.02, 5.03 or 5.04, as applicable, were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with their Applicable Percentage hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Certain Fees. No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) or Section 2.09(b)(ii) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b)    [Reserved].

(c)    [Reserved].

(d)    Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01    Taxes.

(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)    Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)    If any Loan Party or the Administrative Agent shall be required by the Internal Revenue Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)    If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Internal Revenue Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)    Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)    Tax Indemnifications.

(i)    Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Each of the Loan Parties shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.

(ii)    Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten days after demand therefor, (A) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (B) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (C) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)    Evidence of Payments. Upon request by any Loan Party or the Administrative Agent, as the case may be, after any payment of Taxes by such Loan Party or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, such Loan Party shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such Loan Party, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to such Loan Party or the Administrative Agent, as the case may be.

(e)    Status of Lenders; Tax Documentation.

(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), 3.01(e)(ii)(B) and 3.01(e)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BENE establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BENE establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)    executed originals of IRS Form W-8ECI;

(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BENE; or

(4)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BENE, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Effective Date.

(iii)    Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)    Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g)    Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02    Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to perform any of its obligations hereunder or to make, maintain or fund or charge interest with respect to any Credit Extension, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (a) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any Credit Extension or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

Each Lender at its option may make any Credit Extension to the Borrower by causing any domestic or foreign branch or Affiliate of such Lender to make such Credit Extension; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Credit Extension in accordance with the terms of this Agreement.

3.03    Inability to Determine Rates.

If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof (a) the Administrative Agent determines that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan or (ii) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (a) above, “Impacted Loans”) or (b) the Administrative Agent determines that for any reason the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods) and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent upon the instruction of the Required Lenders revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Notwithstanding the foregoing but subject to Section 3.07, if the Administrative Agent has made the determination described in clause (a) of the first sentence of this Section, the Administrative Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this section, (2) the Administrative Agent notifies the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

3.04    Increased Costs.

(a)    Increased Costs Generally. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate);

(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)    Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)    Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

(d)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05    Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)    any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise);

(b)    any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Rate Loan on the date or in the amount notified by the Borrower; or

(c)    any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06    Mitigation of Obligations; Replacement of Lenders.

(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 11.13.

3.07    LIBOR Successor Rate.

Notwithstanding anything to the contrary in this Agreement (including Section 3.03) or any other Loan Document, if at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to Borrower) that the Borrower or Required Lenders (as applicable) have determined, that: (i) adequate and reasonable means do not exist for ascertaining the Eurdollar Base Rate or LIBOR, as applicable (including because the LIBO Screen Rate is not available or published on a current basis) and such circumstances are unlikely to be temporary; (ii) either (w) the supervisor for the administrator of the LIBO Screen Rate has made a public statement that the administrator of the LIBO Screen Rate is insolvent (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (x) the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (y) the supervisor for the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate may no longer be used for determining interest rates for loans; or (iii) syndicated loans are currently being executed, or that syndicated loans including language similar to that contained in this Section 3.07 are being executed or amended (as applicable), to incorporate or adopt a new benchmark interest rate to replace LIBOR, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to LIBOR that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Rate); provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 11.01, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this Section 3.07 (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 3.07, only to the extent the LIBO Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any Loan Notice that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Borrowing of Eurodollar Rate Loans shall be ineffective and (y) if any Loan Notice requests a Borrowing of Eurodollar Rate Loans, such Borrowing shall be made as a Base Rate Loan.

3.08    Survival.

All of the Loan Parties’ obligations under this Article III shall survive termination of the Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV

GUARANTY

4.01    The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to the Administrative Agent, the Lenders and each other holder of Obligations as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, by acceleration or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations is not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or the other documents relating to the Obligations, the obligations of each Guarantor under this Agreement and the other Loan Documents shall not exceed an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under applicable Debtor Relief Laws.

4.02    Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are joint and several, irrevocable, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Obligations, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by Law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)    at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b)    any of the acts mentioned in any of the provisions of any of the Loan Documents or any other document relating to the Obligations shall be done or omitted;

(c)    the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or any other document relating to the Obligations shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)    any Lien granted to, or in favor of, the Administrative Agent or any other holder of the Obligations as security for any of the Obligations shall fail to attach or be perfected; or

(e)    any of the Obligations shall be determined to be void or voidable (including for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives, to the fullest extent permitted by Law, diligence, presentment, demand of payment, protest and all notices whatsoever and any requirement that the Administrative Agent or any other holder of the Obligations exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other document relating to the Obligations or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03    Reinstatement.

The obligations of each Guarantor under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any Debtor Relief Law or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each other holder of the Obligations on demand for all reasonable and documented costs and expenses (including the reasonable and documented fees, charges and disbursements of counsel) incurred by the Administrative Agent or such holder of the Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

4.04    Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05    Remedies.

The Guarantors agree that, to the fullest extent permitted by Law, as between the Guarantors, on the one hand, and the Administrative Agent and the other holders of the Obligations, on the other hand, the Obligations may be declared to be forthwith due and payable as specified in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances specified in Section 9.02, subject in all cases to the limitations in Section 5.05) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the holders of the Obligations may exercise their remedies thereunder in accordance with the terms thereof.

4.06    Rights of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until the Obligations have been paid in full and the Commitments have terminated.

4.07    Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to the Obligations whenever arising.

4.08    Keepwell.

Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty in this Article IV by any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (a “Specified Loan Party”) or the grant of a security interest under the Loan Documents by any such Specified Loan Party, in either case, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under this Guaranty and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article IV voidable under applicable Debtor Relief Laws, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 4.08 shall remain in full force and effect until the Obligations (other than contingent indemnification obligations as to which no claim has been asserted) have been indefeasibly paid and performed in full. Each Loan Party intends this Section 4.08 to constitute, and this Section 4.08 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Loan Party for all purposes of the Commodity Exchange Act.

ARTICLE V

CONDITIONS PRECEDENT TO EFFECTIVENESS AND CREDIT EXTENSIONS

5.01    Conditions to the Effective Date.

The effectiveness of this Agreement is subject to the following conditions precedent:

(a)    The Borrower and each Guarantor shall have executed and delivered this Agreement and the other Loan Documents.

(b)    Receipt by the Administrative Agent of customary favorable opinions of legal counsel to the Loan Parties (other than the Convergys Loan Parties), addressed to the Administrative Agent and each Lender, dated as of the Effective Date, as may be reasonably requested by the Administrative Agent.

(c)    Receipt by the Administrative Agent of the following:

(i)    certificates of Responsible Officers of each Loan Party (other than the Convergys Loan Parties) attaching copies of the Organization Documents of such Loan Party, certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Effective Date;

(ii)    such certificates of resolutions or other action, incumbency certificates (including specimen signatures) and/or other certificates of Responsible Officers of each Loan Party (other than the Convergys Loan Parties) as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(iii)    such documents and certifications as the Administrative Agent may require to evidence that each Loan Party (other than the Convergys Loan Parties) is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation.

(d)    To the extent reasonably requested by the Administrative Agent, on behalf of any Lender, at least ten (10) Business Days in advance of the Effective Date, the Loan Parties shall have provided the documentation and other information to the Administrative Agent that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the PATRIOT Act, at least three (3) Business Days prior to the Effective Date.

(e)    Receipt by the Administrative Agent, the Arrangers and the Lenders of any fees required to be paid on or before the Effective Date, to the extent invoiced at least three (3) Business Days prior to the Effective Date (or such later date as agreed by the Borrower).

(f)    The Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent and the Arrangers (directly to such counsel if requested by the Administrative Agent and the Arrangers) to the extent invoiced at least three (3) Business Days prior to the Effective Date (or such later date as agreed by the Borrower).

(g)    The Administrative Agent shall have received satisfactory evidence that the Administrative Agent (on behalf of the Lenders) shall have a valid and perfected first priority (subject to certain exceptions set forth in this Agreement, the other Loan Documents and the applicable Intercreditor Agreement) Lien and security interest in the Collateral with respect to the Loan Parties (other than the Convergys Loan Parties); provided that if any such Collateral (other than any such Collateral the security interest in which may be perfected by (i) the filing of a UCC financing statement or the filing of short-form security agreements with the United States Patent and Trademark Office or the United States Copyright Office or (ii) the delivery of certificates evidencing equity interests of the Loan Parties (other than the Convergys Loan Parties) that are issuers of certificated securities (as defined in the Uniform Commercial Code) and which delivery requirement may be satisfied by delivery to the Administrative Agent or its agent, designee or bailee in accordance with the terms of the applicable Intercreditor Agreement) is not provided on the Effective Date after the Borrower’s use of commercially reasonable efforts to do so, the provision of such perfected security interest(s) shall not constitute a condition precedent to the Effective Date but shall be required to be delivered or perfected no later than ninety (90) days, or such longer period as may be agreed by the Administrative Agent, after the Effective Date.

The Administrative Agent shall promptly notify the Borrower and the Lenders of the occurrence of the Effective Date, which notice shall be conclusive and binding.

5.02    Conditions to Initial Funding Date.

The obligation of each Lender to honor a Request for Credit Extension on the Initial Funding Date is subject to the following conditions precedent:

(a)    The Effective Date shall have occurred.

(b)    The Convergys Acquisition Agreement shall not have been altered, amended or otherwise changed or supplemented or any provision waived or consented to in a manner that is materially adverse to the Lenders without the prior written consent of the Arrangers (such consent not to be unreasonably withheld, delayed or conditioned); it being understood and agreed that (a) any decrease in the purchase price of less than 10% shall not be materially adverse to the interests of the Lenders so long as the portion of such decrease relating to the cash portion of the purchase price (or all of such decrease if such decrease relates solely to the cash portion of the purchase price) is allocated to (x) on or before July 28, 2018, reduce Tranche A of the Bridge Facility (as defined in the Bridge Facility Commitment Letter) and (y) after July 28, 2018, reduce each tranche of the Bridge Facility on a pro rata basis based on the amount of commitments in respect thereof outstanding thereunder, in each case, on a dollar-for-dollar basis, (b) any increase in the cash portion of the purchase price that is equal to or exceeds 10% of the purchase price shall be deemed materially adverse to the Lenders, (c) any increase in the consideration for the Convergys Acquisition in the form of Equity Interests of the Borrower shall not be deemed materially adverse to the Lenders, and (d) any amendment, modification, waiver or consent that results in a change to the definition of the term “Company Material Adverse Effect” (as defined in the Convergys Acquisition Agreement as in effect on June 28, 2018) shall be deemed to be materially adverse to the Lenders. The Convergys Acquisition shall have been, or shall substantially concurrently with the funding of the portion of the Loan made on the Initial Funding Date be, consummated in all material respects in accordance with the terms of the Convergys Acquisition Agreement, as such terms may be altered, amended or otherwise changed, supplemented, waived or consented to in accordance with the immediately preceding sentence.

(c)    (i) The Convergys Acquisition Agreement Representations shall be true and correct in all material respects and (ii) the Specified Representations shall be true and correct in all material respects.

(d)    The Administrative Agent shall have received satisfactory evidence that the Administrative Agent (on behalf of the Lenders) shall have a valid and perfected first priority (subject to certain exceptions set forth in this Agreement, the other Loan Documents and the applicable Intercreditor Agreement) Lien and security interest in the Collateral with respect to the Convergys Loan Parties; provided that if any such Collateral of the Convergys Loan Parties (other than any such Collateral the security interest in which may be perfected by (i) the filing of a UCC financing statement or the filing of short-form security agreements with the United States Patent and Trademark Office or the United States Copyright Office or (ii) the delivery of certificates evidencing equity interests of the Convergys Loan Parties that are issuers of certificated securities (as defined in the Uniform Commercial Code) and which delivery requirement may be satisfied by delivery to the Administrative Agent or its agent, designee or bailee in accordance with the terms of the applicable Intercreditor Agreement) is not provided on the Initial Funding Date after the Borrower’s use of commercially reasonable efforts to do so, the provision of such perfected security interest(s) shall not constitute a condition precedent to the Initial Funding Date but shall be required to be delivered or perfected no later than ninety (90) days, or such longer period as may be agreed by the Administrative Agent, after the Initial Funding Date.

(e)    Receipt by the Arrangers and the Lenders of: (A) audited consolidated balance sheets of the Borrower and Convergys and related consolidated statements of income or operations, shareholders’ equity and cash flows, for each of the three most recently completed fiscal years ended at least ninety (90) days before the Initial Funding Date, including, an unqualified audit report thereon; (B) as soon as available and in any event within forty-five (45) days after the end of each subsequent fiscal quarter, an unaudited consolidated balance sheet of each of the Borrower and Convergys and related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the elapsed interim period following the last completed fiscal year and for the comparable periods of the prior fiscal year (the “Quarterly Financial Statements”); and (C) pro forma consolidated balance sheet and related consolidated statement of income or operations of the Borrower for the last completed fiscal year and for the latest interim period covered by the Quarterly Financial Statements of the Borrower, in each case after giving effect to this Agreement, the Convergys Acquisition and the other transactions contemplated hereby (the “Pro Forma Financial Statements”), promptly after the historical financial statements for such periods are available, all of which financial statements shall be prepared in accordance with generally accepted accounting principles in the United States and meet the requirements of Regulation S-X under the Securities Act of 1933, as amended (the “Securities Act”) and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under the Securities Act on Form S-3; provided, that financial statements of Convergys and the Pro Forma Financial Statements shall only be provided to the extent required by Rule 3-05 and Article 11 of Regulation S-X; provided, further, that the Borrower’s and Convergys’s public filing of any required financial statements with the SEC shall satisfy the requirements of clauses (A) and (B) of this paragraph (e).

(f)    Receipt by the Administrative Agent, the Arrangers and the Lenders of any fees required to be paid on or before the Initial Funding Date, to the extent invoiced at least three (3) Business Days prior to the Initial Funding Date (or such later date as agreed by the Borrower).

(g)    The Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent and the Arrangers (directly to such counsel if requested by the Administrative Agent and the Arrangers) to the extent invoiced at least three (3) Business Days prior to the Initial Funding Date (or such later date as agreed by the Borrower).

(h)    The Arrangers shall have received satisfactory evidence of the substantially concurrent consummation of the Refinancing.

(i)    The Arrangers shall have received a solvency certificate from the chief financial officer of the Borrower in the form attached as Exhibit J hereto, certifying that the Borrower and its subsidiaries, on a consolidated basis after giving effect to the Transactions, are solvent.

(j)    Since January 1, 2018, there shall not have occurred or come into existence and be continuing a Company Material Adverse Effect (as defined in the Acquisition Agreement dated as June 28, 2018, without giving effect to any amendment thereof or consent thereunder).

(k)    The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.

(l)    The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower certifying that the conditions set forth in clauses (b), (c) and (j) of this Section 5.02 are satisfied.

(m)    Receipt by the Administrative Agent of the following:

(i)    certificates of Responsible Officers of each Convergys Loan Party attaching copies of the Organization Documents of each Convergys Loan Party, certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of each Loan Party to be true and correct as of the Initial Funding Date;

(ii)    such certificates of resolutions or other action, incumbency certificates (including specimen signatures) and/or other certificates of Responsible Officers of each Convergys Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment and the other Loan Documents to which such Convergys Loan Party is a party; and

(iii)    such documents and certifications as the Administrative Agent may require to evidence that each Convergys Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation.

(n)     Receipt by the Administrative Agent of customary favorable opinions of legal counsel to the Loan Parties (including the Convergys Loan Parties), addressed to the Administrative Agent and each Lender, dated as of the Initial Funding Date, as may be reasonably requested by the Administrative Agent.

(o)    Notwithstanding any longer period provided in Section 7.12 of this Agreement, the Administrative Agent shall have received a Joinder Agreement executed and delivered by the Convergys Loan Parties.

5.03    Conditions to each Interim Funding Date.

The obligation of each Lender to honor a Request for Credit Extension on any Interim Funding Date is subject to the following conditions precedent:

(a)    The Effective Date shall have occurred.

(b)    The Initial Funding Date shall have occurred.

(c)    (i) The Convergys Acquisition Agreement Representations shall be true and correct in all material respects as of the Convergys Closing Date and (ii) the Specified Representations shall be true and correct in all material respects.

(d)    The Administrative Agent shall have received satisfactory evidence that the Administrative Agent (on behalf of the Lenders) shall have a valid and perfected first priority (subject to certain exceptions set forth in this Agreement, the other Loan Documents and the applicable Intercreditor Agreement) Lien and security interest in the Collateral with respect to the Convergys Loan Parties; provided that if any such Collateral of the Convergys Loan Parties (other than any such Collateral the security interest in which may be perfected by (i) the filing of a UCC financing statement or the filing of short-form security agreements with the United States Patent and Trademark Office or the United States Copyright Office or (ii) the delivery of certificates evidencing equity interests of the Convergys Loan Parties that are issuers of certificated securities (as defined in the Uniform Commercial Code) and which delivery requirement may be satisfied by delivery to the Administrative Agent or its agent, designee or bailee in accordance with the terms of the applicable Intercreditor Agreement) is not provided on the Initial Funding Date after the Borrower’s use of commercially reasonable efforts to do so, the provision of such perfected security interest(s) shall not constitute a condition precedent to the Initial Funding Date but shall be required to be delivered or perfected no later than ninety (90) days, or such longer period as may be agreed by the Administrative Agent, after the Initial Funding Date.

(e)    Receipt by the Arrangers and the Lenders of: (A) audited consolidated balance sheets of the Borrower and Convergys and related consolidated statements of income or operations, shareholders’ equity and cash flows, for each of the three most recently completed fiscal years ended at least ninety (90) days before the Initial Funding Date, including, an unqualified audit report thereon; (B) as soon as available and in any event within forty-five (45) days after the end of each subsequent fiscal quarter, the Quarterly Financial Statements for such fiscal quarter and for the elapsed interim period following the last completed fiscal year and for the comparable periods of the prior fiscal year; and (C) the Pro Forma Financial Statements for the last completed fiscal year and for the latest interim period covered by the Quarterly Financial Statements of the Borrower, promptly after the historical financial statements for such periods are available, all of which financial statements shall be prepared in accordance with generally accepted accounting principles in the United States and meet the requirements of Regulation S-X under the Securities Act and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under the Securities Act on Form S-3; provided, that financial statements of Convergys and the Pro Forma Financial Statements shall only be provided to the extent required by Rule 3-05 and Article 11 of Regulation S-X; provided, further, that the Borrower’s and Convergys’s public filing of any required financial statements with the SEC shall satisfy the requirements of clauses (A) and (B) of this paragraph (e).

(f)    Receipt by the Administrative Agent, the Arrangers and the Lenders of any fees required to be paid on or before such Interim Funding Date, to the extent invoiced at least three (3) Business Days prior to such Interim Funding Date (or such later date as agreed by the Borrower).

(g)    The Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent and the Arrangers (directly to such counsel if requested by the Administrative Agent and the Arrangers) to the extent invoiced at least three (3) Business Days prior to such Interim Funding Date (or such later date as agreed by the Borrower).

(h)    The Arrangers shall have received satisfactory evidence of the substantially concurrent consummation of the Refinancing.

(i)    The Arrangers shall have received a solvency certificate from the chief financial officer of the Borrower in the form attached as Exhibit J hereto, certifying that, as of the Convergys Closing Date, the Borrower and its subsidiaries, on a consolidated basis after giving effect to the Transactions, are solvent.

(j)    Since January 1, 2018 and through the occurrence of the Convergys Closing Date, there shall not have occurred or come into existence and be continuing a Company Material Adverse Effect (as defined in the Acquisition Agreement dated as June 28, 2018, without giving effect to any amendment thereof or consent thereunder).

(k)    The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.

(l)    The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower certifying that the condition set forth in clause (c) of this Section 5.03 is satisfied.

(m)    Receipt by the Administrative Agent of the following:

(i)    certificates of Responsible Officers of each Convergys Loan Party attaching copies of the Organization Documents of each Convergys Loan Party, certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of each Loan Party to be true and correct as of the applicable Interim Funding Date;

(ii)    such certificates of resolutions or other action, incumbency certificates (including specimen signatures) and/or other certificates of Responsible Officers of each Convergys Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment and the other Loan Documents to which such Convergys Loan Party is a party; and

(iii)    such documents and certifications as the Administrative Agent may require to evidence that each Convergys Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation.

(n)     Notwithstanding any longer period provided in Section 7.12 of this Agreement, the Administrative Agent shall have received a Joinder Agreement executed and delivered by the Convergys Loan Parties.

Notwithstanding anything set forth above, if the Initial Funding Date has occurred, the conditions set forth in Sections 5.03(a), (b), (c)(i), (d), (e), (h), (i), (j), (m) and (n) shall be deemed to have been satisfied.

5.04    Conditions to Final Funding Date.

The obligation of each Lender to honor a Request for Credit Extension on the Final Funding Date is subject to the following conditions precedent:

(a)    The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower certifying that, immediately prior to giving effect to the requested Borrowing, all Convergys Convertible Debentures tendered for repurchase or conversion in connection with the Convergys Acquisition have been repurchased or settled, as the case may be.

(b)    The representations and warranties of each Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(c)    No Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(d)    The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.

5.05    Certain Funds Period.

During the period from and including the Effective Date to and including the Initial Funding Date, and notwithstanding (i) that any representation made on the Effective Date was incorrect, (ii) any failure by the Loan Parties to comply with the affirmative covenants, negative covenants and financial covenants or the existence of any Event of Default (subject to the second proviso below), (iii) any provision to the contrary herein, in any other Loan Document or otherwise or (iv) that any condition to the occurrence of the Effective Date may subsequently be determined not to have been satisfied, neither the Administrative Agent nor any Lender shall be entitled to (1) cancel any of its Commitments under this Agreement, (2) rescind, terminate or cancel this Agreement or any other Loan Document or exercise any right or remedy or make or enforce any claim under the Loan Documents, related promissory notes, the Fee Letter or otherwise it may have to the extent to do so would prevent, limit or delay the making of its Loans hereunder and the use of the proceeds thereof to consummate the Transactions, (3) refuse to participate in making its Loans when required to do so under this Agreement or (4) exercise any right of set-off or counterclaim in respect of its Loans hereunder to the extent to do so would prevent, limit or delay the making of such Loans and the use of the proceeds thereof to consummate the Transactions; provided that, in each case, the applicable conditions precedent to the making of such Loans set forth in Section 5.02 have been satisfied; provided, further, that with respect to clauses (1) through (4) above, the foregoing shall not apply if an Event of Default under Sections 9.01(a), (f) or (g) has occurred and is continuing. For the avoidance of doubt, (a) the rights and remedies of the Lenders and the Administrative Agent shall not be limited in the event that any condition precedent specified in Section 5.02 is not satisfied on the Initial Funding Date and (b) from the Initial Funding Date after giving effect to the funding on such date, all of the rights, remedies and entitlements of the Administrative Agent and the Lenders shall be available notwithstanding that such rights were not available prior to such time as a result of the foregoing.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant to the Administrative Agent and the Lenders, as of the Effective Date and each Funding Date, that:

6.01    Existence, Qualification and Power.

The Borrower and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02    Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action on the part of such Loan Party, and do not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (other than pursuant to the Loan Documents) (i) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate in any material respect any Law applicable to such Person.

6.03    Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document other than (i) those that have already been obtained and are in full force and effect, (ii) filings to perfect the Liens created by the Collateral Documents and (iii) after the Effective Date, such permits, licenses, authorizations, approvals and entitlements that are required for the lawful conduct of the Loan Parties’ business, each of which shall be obtained on or before the date on which it is required to be obtained where the failure to do so could reasonably be expected to have a Material Adverse Effect.

6.04    Binding Effect.

Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto. Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party that is party thereto in accordance with its terms (except for limitations on enforceability under Debtor Relief Laws and limitations on the availability of the remedy of specific performance imposed by the application of general equitable principles).

6.05    Financial Statements; No Material Adverse Effect.

(a)    The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of the date thereof and their consolidated results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including the liabilities for taxes, material commitments and Indebtedness to the extent required to be shown on financial statements, or notes thereto, prepared in accordance with GAAP.

(b)    The Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present, in all material respects, the consolidated financial condition of the Borrower and its Subsidiaries as of the date thereof and their consolidated results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including the liabilities for taxes, material commitments and Indebtedness to the extent required to be shown on financial statements, or notes thereto, prepared in accordance with GAAP.

(c)    From the date of the Audited Financial Statements to and including the Effective Date, there has been no Disposition or any Recovery Event of any material part of the business or property of the Borrower and its Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of the Borrower and its Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Effective Date (it being understood that disclosures made in the filings of the Borrower with the SEC shall constitute disclosure in writing to the Lenders for purposes of this Section 6.05(c)).

(d)    The financial statements delivered pursuant to Section 7.01(a) and (b) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 7.01(a) and (b)) and present fairly (on the basis disclosed in the footnotes to such financial statements), in all material respects, the consolidated financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of the dates thereof and for the periods covered thereby.

(e)    Since November 30, 2017, there has been no event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

6.06    Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Responsible Officers of the Loan Parties, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any Subsidiary or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby or (b) could reasonably be expected to have a Material Adverse Effect.

6.07    No Default.

(a)    Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect.

(b)    No Default has occurred and is continuing.

6.08    Ownership of Property; Liens.

Each of the Borrower and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not reasonably be expected to have a Material Adverse Effect. The property of the Borrower and its Subsidiaries is not subject to any Liens other than Permitted Liens.

6.09    Environmental Compliance.

Except as could not reasonably be expected to have a Material Adverse Effect:

(a)    Each of the facilities and real properties owned, leased or operated by the Borrower or any Subsidiary (the “Facilities”) and all operations at the Facilities are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Facilities or the businesses operated by the Borrower and its Subsidiaries at such time (the “Businesses”), and there are no conditions relating to the Facilities or the Businesses that would reasonably be expected to give rise to liability under any applicable Environmental Laws.

(b)    None of the Facilities contains, or has previously contained, any Hazardous Materials at, on or under the Facilities in amounts or concentrations that constitute or constituted a violation of, or could reasonably be expected to give rise to liability under, Environmental Laws.

(c)    Neither the Borrower nor any Subsidiary has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Facilities or the Businesses, nor does any Responsible Officer of any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened in writing.

(d)    Hazardous Materials have not been transported or disposed of from the Facilities, or generated, treated, stored or disposed of at, on or under any of the Facilities or any other location, in each case by or on behalf of the Borrower or any Subsidiary in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.

(e)    No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Responsible Officers of the Loan Parties, threatened in writing, under any Environmental Law to which the Borrower or any Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Borrower, any Subsidiary, the Facilities or the Businesses.

(f)    There has been no release or threat of release of Hazardous Materials at or from the Facilities, or arising from or related to the operations (including disposal of Hazardous Materials) of the Borrower or any Subsidiary in connection with the Facilities or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

6.10    Insurance.

The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

6.11    Taxes.

The Borrower and its Subsidiaries have filed all United States federal and state income tax returns and all other material tax returns and reports required to be filed, and have paid all United States federal and state income taxes and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is party to any tax sharing agreement.

6.12    ERISA Compliance.

(a)    Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a)

of the Internal Revenue Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Internal Revenue Code, or an application for such a letter is currently being processed by the IRS. To the knowledge of the Responsible Officers of the Loan Parties, nothing has occurred that would reasonably be expected to prevent or cause the loss of such tax-qualified status.

(b)    There are no pending or, to the knowledge of the Responsible Officers of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction in violation of Section 406 or 407 of ERISA or Section 4975 of the Internal Revenue Code or violation of the fiduciary responsibility rules set forth in Section 404 and 405 of ERISA with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)    (i) No ERISA Event has occurred, and no Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) each Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, in all material respects, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Internal Revenue Code) is 60% or higher and no Loan Party nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) no Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) no Loan Party nor any ERISA Affiliate has engaged in a transaction that could reasonably be likely to be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof or by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d)    As of the Effective Date neither the Borrower nor any Guarantor is (1) an employee benefit plan subject to Title I of the ERISA, (2) a plan or account subject to Section 4975 of the Internal Revenue Code; (3) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Internal Revenue Code; or (4) a “governmental plan” within the meaning of ERISA.

6.13    Subsidiaries.

Set forth on Schedule 6.13 to the Disclosure Letter is a complete and accurate list as of the Effective Date of each Subsidiary, together with (a) jurisdiction of organization, (b) number of shares of each class of Equity Interests outstanding, (c) percentage of outstanding shares of each class owned (directly or indirectly) by the Borrower or any Subsidiary and (d) a notation as to which Subsidiaries are Immaterial Domestic Subsidiaries and Immaterial Foreign Subsidiary. The outstanding Equity Interests of each Subsidiary are validly issued, fully paid and non-assessable.

6.14    Margin Regulations; Investment Company Act.

(a)    The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 8.01 or Section 8.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 9.01(e) will be margin stock.

(b)    Neither the Borrower, nor any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.15    Disclosure.

No report, financial statement, certificate or other information furnished in writing by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished (including, for purposes of clarification, information deemed delivered pursuant to the penultimate paragraph of Section 7.02) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected business plans, forecasts and other projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s reasonable estimate of its plans, forecasts or projections, as applicable, based on the information available at the time (it being acknowledged that actual results may vary, and such variations may be material).

6.16    Compliance with Laws.

Each of the Borrower and each Subsidiary is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.17    Intellectual Property; Licenses, Etc.

(a)    The Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses.

(b)    Set forth on Schedule 6.17 to the Disclosure Letter is a list of (i) all IP Rights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office that as of the Effective Date a Loan Party owns and (ii) all licenses of IP Rights registered with the United States Copyright Office or the United States Patent and Trademark Office as of the Effective Date.

(c)    Except for such claims and infringements that could not reasonably be expected to have a Material Adverse Effect, (i) no claim has been asserted and is pending by any Person challenging or questioning the use of any IP Rights or the validity or effectiveness of any IP Rights, nor does any Responsible Officer of any Loan Party know of any such claim, and (ii) to the knowledge of the Responsible Officers of the Loan Parties, the use of any IP Rights by the Borrower or any Subsidiary, the granting of a right or a license in respect of any IP Rights from the Borrower or any Subsidiary does not infringe on any rights of any other Person.

6.18    Solvency.

The Borrower is Solvent, and the Loan Parties are Solvent on a consolidated basis.

6.19    Perfection of Security Interests in the Collateral.

The Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens are currently perfected security interests, to the extent and in the manner required by the Collateral Documents and the Administrative Agent, prior to all other Liens other than Permitted Liens.

6.20    Business Locations; Taxpayer Identification Number.

Set forth on Schedule 6.20-1 to the Disclosure Letter is a list of all real property located in the United States that is owned or leased by any Loan Party as of the Effective Date (identifying whether such real property is owned or leased and which Loan Party owns or leases such real property). Set forth on Schedule 6.20-2 to the Disclosure Letter is the chief executive office, U.S. tax payer identification number and organizational identification number of each Loan Party as of the Effective Date. The exact legal name and state of organization of each Loan Party as of the Effective Date is as set forth on the signature pages hereto. Except as set forth on Schedule 6.20-3 to the Disclosure Letter, no Loan Party as of the Effective Date has during the five years preceding the Effective Date (i) changed its legal name, (ii) changed its state of formation, or (iii) been party to a merger, consolidation or other change in structure.

6.21    OFAC; Anti-Corruption.

(a)    Neither the Borrower nor any Subsidiary nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

(b)    The Borrower and its Subsidiaries have conducted their business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

6.22    USA PATRIOT Act.

The Borrower and its Subsidiaries have conducted their business in compliance with the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA PATRIOT Act”), and have instituted and maintained policies and procedures designed to promote and achieve compliance with such law.

ARTICLE VII

AFFIRMATIVE COVENANTS

Until the Facility Termination Date, each Loan Party shall and shall cause each Subsidiary to:

7.01    Financial Statements.

Deliver to the Administrative Agent (and the Administrative Agent shall make the same available to the Lenders), in form and detail satisfactory to the Administrative Agent:

(a)    as soon as available, but in any event within ninety days after the end of each fiscal year of the Borrower (or, if earlier, 15 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)), commencing with the fiscal year ending November 30, 2018, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b)    as soon as available, but in any event within forty-five days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or, if earlier, 5 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)), commencing with the fiscal quarter ending August 31, 2018, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, and the related consolidated statements of changes in stockholders’ equity and cash flows for the portion of the Borrower’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c)    as soon as available, but in any event within 60 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending November 30, 2018, forecasts prepared by management of the Borrower, in form satisfactory to the Administrative Agent, of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on a quarterly basis for the immediately following fiscal year (including the fiscal year in which the Maturity Date occurs).

As to any information contained in materials furnished pursuant to Section 7.02(c), the Borrower shall not be separately required to furnish such information under Section 7.01(a) or 7.01(b), but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Section 7.01(a) or 7.01(b) at the times specified therein.

7.02    Certificates; Other Information.

Deliver to the Administrative Agent (and the Administrative Agent shall make the same available to the Lenders), in form and detail satisfactory to the Administrative Agent:

(a)    concurrently with the delivery of the financial statements referred to in Section 7.01(a), a report of its independent certified public accountants certifying such financial statements and stating that in connection with its audit examination no knowledge was obtained of any Default under the financial covenants set forth in Section 8.11 or, if any such Default shall exist, stating the nature and status of such event;

(b)    concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(c)    promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the equityholders of the Borrower or any Subsidiary, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower or any Subsidiary may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d)    concurrently with the delivery of the financial statements referred to in Section 7.01(b) for the first and third fiscal quarters or each fiscal year, a report signed by a Responsible Officer of the Borrower that supplements Schedule 6.17 to the Disclosure Letter such that, as supplemented, such Schedule would be accurate and complete as of such date (if no supplement is required to cause such Schedule to be accurate and complete as of such date, then the Borrower shall not be required to deliver such a report);

(e)    promptly after any request by the Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower, or any audit of any of the Borrower;

(f)    promptly, and in any event within ten Business Days after receipt thereof by the Borrower or any Subsidiary, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of the Borrower or any Subsidiary; and

(g)    promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time reasonably request in order to allow it to determine compliance with the Loan Documents.

Documents required to be delivered pursuant to Section 7.01(a) or 7.01(b) or Section 7.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the

Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities Laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated as “Public Side Information”. Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

7.03    Notices.

Promptly notify the Administrative Agent (who will notify the Lenders) of:

(a)    the occurrence of any Default.

(b)    any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)    the occurrence of any ERISA Event which would reasonably be expected to result in a liability in excess of the Threshold Amount.

(d)    any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary, including any determination by the Borrower referred to in Section 2.10(b).

(e)    any extension of credit made under any agreement governing Additional Foreign Subsidiary Debt that results in the incurrence of outstanding amounts thereunder.

(f)    the termination of the Convergys Acquisition Agreement in accordance with the terms thereof.

Each notice pursuant to this Section 7.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04    Payment of Taxes.

Pay and discharge as the same shall become due and payable all Taxes of the Borrower and its Subsidiaries, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary.

7.05    Preservation of Existence, Etc.

(a)    In the case of the Borrower and its Subsidiaries, other than the Immaterial Domestic Subsidiaries and the Immaterial Foreign Subsidiaries, preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05.

(b)    Preserve, renew and maintain in full force and effect its good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05 or where the failure to so preserve, renew and maintain could not reasonably be expected to have a Material Adverse Effect.

(c)    Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises applicable to the Borrower and its Subsidiaries that are necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(d)    Preserve or renew all of its IP Rights, the non-preservation or non-renewal of which could reasonably be expected to have a Material Adverse Effect.

7.06    Maintenance of Properties.

(a)    Maintain, preserve and protect all of its material properties and material equipment that is necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted.

(b)    Make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)    Use the standard of care typical in the industry in the operation and maintenance of its facilities, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.07    Maintenance of Insurance.

(a)    Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

(b)    Cause the Administrative Agent and its successors and/or assigns to be named as lender’s loss payee or mortgagee as its interest may appear, and/or additional insured with respect to any such insurance providing liability coverage or coverage in respect of any Collateral, and use its commercially reasonable efforts to cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty days (or such lesser amount as the Administrative Agent may agree) prior written notice before any such policy or policies shall be altered or canceled.

7.08    Compliance with Laws.

Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.09    Books and Records.

(a)    Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.

(b)    Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

7.10    Inspection Rights.

Permit representatives of the Administrative Agent (including independent contractors of the Administrative Agent) and each Lender (if and when accompanying the Administrative Agent) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and, when accompanied by a Responsible Officer of the Borrower, to discuss its affairs, finances and accounts with its officers, and independent public accountants, with all reasonable documented out-of-pocket expenses in connection therewith to be at the expense of the Borrower and at such reasonable times during normal business hours, but no more frequently than once each fiscal year, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice. For the avoidance of doubt, the Borrower and its Subsidiaries will not be required to provide any information to the extent that the provision thereof would violate any Law.

7.11    Use of Proceeds.

Use the proceeds of (i) the Loans made on the Initial Funding Date to finance (A) the Convergys Acquisition, the Refinancing and pay fees and expenses in connection with the Transactions and (B) solely to the extent of any excess of the remaining unused Commitments after giving effect to clause (A) above over $350,000,000, working capital and other general corporate purposes, (ii) each Loan made on any Interim Funding Date to repurchase or otherwise settle Convergys Convertible Debentures upon the tender for repurchase or conversion thereof in connection with the Convergys Acquisition and (iii) the Loan made on the Final Funding Date, together with any balance remaining after the application of proceeds pursuant to the immediately preceding clause (ii), for working capital and other general corporate purposes; provided that in no event shall the proceeds of the Credit Extensions be used in contravention of any Law or of any Loan Document.

7.12    Additional Guarantors.

Within forty-five days (or such later date as the Administrative Agent may agree in its sole discretion) after any Person becomes a Domestic Subsidiary (other than an Immaterial Domestic Subsidiary), cause such Person to (a) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement and (b) deliver to the Administrative Agent such Organization Documents, good standing certificates, resolutions and favorable opinions of counsel (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to the Administrative Agent. Notwithstanding anything herein or in the other Loan Documents to the contrary, the Special Purpose Subsidiary shall not be required to be a Guarantor or grant a security interest in its property to secure any of the Obligations.

7.13    Pledged Assets.

(a)    Equity Interests. Cause (i) 100% of the issued and outstanding Equity Interests of each Domestic Subsidiary (other than Excluded Property) and (ii) 65% (or such greater percentage that, due to a change in an applicable Law after the Effective Date, (A) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent and (B) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary (other than (x) an Immaterial Foreign Subsidiary and (y) Excluded Property) directly owned by any Loan Party to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the Collateral Documents, and, in connection with the foregoing, deliver to the Administrative Agent (or its agent, designee or bailee pursuant to the applicable Intercreditor Agreement) such other documentation as the Administrative Agent may request including, any filings and deliveries to perfect such Liens and favorable opinions of counsel all in form and substance reasonably satisfactory to the Administrative Agent.

(b)    Other Property. Cause all property (other than Excluded Property) of each Loan Party to be subject at all times to first priority, perfected Liens in favor of the Administrative Agent to secure the Obligations pursuant to, and to the extent and in the manner required by, the Collateral Documents (subject to Permitted Liens) and, in connection with the foregoing, deliver to the Administrative Agent (or its agent, designee or bailee pursuant to the applicable Intercreditor Agreement) such other documentation as the Administrative Agent may request including filings and deliveries necessary to perfect such Liens, Organization Documents, resolutions and favorable opinions of counsel to such Person, all in form, content and scope reasonably satisfactory to the Administrative Agent.

7.14    Excluded Account.

If funds remain in the Excluded Account after the payment of obligations owing to third-parties with respect to any accounts receivable and other property deposited in the Excluded Account, the Borrower shall promptly (and in any event, within ten Business Days of receipt of such funds) cause such funds to be transferred from the Excluded Account and be deposited in a deposit account of a Loan Party that does not constitute Excluded Property.

7.15    Anti-Corruption Laws.

Conduct its business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws.

ARTICLE VIII

NEGATIVE COVENANTS

Until the Facility Termination Date, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

8.01    Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues (other than Equity Interests of the Borrower to the extent constituting margin stock), whether now owned or hereafter acquired, other than the following:

(a)    Liens pursuant to any Loan Document;

(b)    Liens existing on the Effective Date and listed on Schedule 8.01 to the Disclosure Letter and any renewals or extensions thereof, provided that the property covered thereby is not increased;

(c)    Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted;

(d)    Liens of landlords, carriers, warehousemen, mechanics, materialmen and repairmen and other like Liens arising in the ordinary course of business, provided that such Liens secure only amounts not overdue for more than thirty days or, if overdue for more than thirty days, are being contested in good faith by appropriate proceedings diligently conducted;

(e)    pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and public liability laws, other than any Lien imposed by ERISA;

(f)    pledges or deposits to secure the performance of bids, tenders, trade contracts and leases (other than Indebtedness), public or statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)    easements, rights-of-way, zoning and other restrictions, irregularities in title and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)    attachment Liens and Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 9.01(g) or (h);

(i)     Liens securing Indebtedness permitted under Section 8.03(e); provided that (i) such Liens do not at any time encumber any property other than the property (or proceeds thereof) financed by such Indebtedness and (ii) such Liens attach to such property concurrently with or within ninety days after the acquisition or completion or construction thereof;

(j)    licenses, leases or subleases granted to others not interfering in any material respect with the business of the Borrower or any Subsidiary;

(k)    any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(l)    Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 8.02;

(m)    normal and customary rights of setoff or banker’s Liens in favor of banks or other depository or financial institutions arising as a matter of law or under customary agreements for the provision of banking and securities intermediary services and Liens securing payment obligations thereunder;

(n)    Liens arising under Sections 4-208 and 4-210 of the Uniform Commercial Code (or, if applicable, the corresponding section of the Uniform Commercial Code in effect in the relevant jurisdiction) on items in the course of payment or collection;

(o)    Liens arising on any real property as a result of any eminent domain, condemnation or similar proceeding being commenced with respect to such real property;

(p)    Liens on property of a Person acquired in connection with a Permitted Acquisition existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower or existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary; provided that (i) such Liens were not created in contemplation of such merger, consolidation, Investment or acquisition, (ii) such Liens do not encumber any property other than the property encumbered at the time of such merger, consolidation, Investment or acquisition, and the proceeds and products thereof, (iii) such Liens do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary or the assets so acquired, and (iv) any Indebtedness secured by such Lien is permitted under Section 8.03 (it being understood that such Indebtedness shall reduce availability under the applicable basket in Section 8.03 except in the case of Indebtedness of the type described in Section 8.03(e));

(q)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and deposits as security for contested custom or import duties;

(r)    Liens on any cash earnest money deposit made by the Borrower or any Subsidiary in connection with any letter of intent or acquisition agreement relating to a Permitted Acquisition, Disposition or other transaction that is not prohibited by this Agreement;

(s)    rights of first refusal, voting, redemption, transfer or other restrictions with respect to the Equity Interests in any joint venture entities or other Persons that are not Subsidiaries acquired in connection with Investments permitted under Section 8.02;

(t)    Liens on cash and Cash Equivalents arising in connection with the defeasance, discharge, redemption or termination (including by way of cash collateralization) of Indebtedness to the extent such defeasance, discharge, redemption or termination is not prohibited by this Agreement;

(u)    Liens on Securitization Related Property created or deemed to exist in connection with the Permitted Securitization Transaction;

(v)    preferential arrangements in the form of subordination and intercreditor agreements in favor of creditors of the customers of the Borrower and its Subsidiaries;

(w)    Liens securing Indebtedness permitted under Section 8.03(h) or Section 8.03(o); provided, that (i) at the time of creation, assumption or incurrence of the Indebtedness secured by any such Lien and after giving effect thereto and the application of the proceeds thereof, no Default or Event of Default would exist and (ii) to the extent such Liens encumber the Collateral, such Liens shall be subject to an intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent;

(x)    Liens in favor of Governmental Authorities securing the obligations of Foreign Subsidiaries in jurisdictions outside of the United States; provided that (i) such Liens are required by such Governmental Authorities in order for such Foreign Subsidiaries to conduct business in such jurisdictions and (ii) such Liens do not extend to any assets other than those of such Foreign Subsidiaries;

(y)    with respect to the Japanese Subsidiary and its Subsidiaries, Liens (i) arising by operation of law or in the ordinary course of trading, (ii) arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to the Japanese Subsidiary or its Subsidiaries in the ordinary course of trading and are on the supplier’s standard or usual terms and are not arising as a result of any default or omission by the Japanese Subsidiary or its Subsidiaries and (iii) securing Indebtedness permitted under Section 8.03(j); provided, that such Liens do not extend to any assets other than the assets of the Japanese Subsidiary and its Subsidiaries;

(z)    Liens on inventory (and the proceeds thereof) in favor of financiers of inventory (including vendor financiers) to secure trade payables incurred in the ordinary course of business in connection with the acquisition of inventory;

(aa)    Liens on Investments maintained pursuant to Section 8.02(c) in favor of the beneficiary of any such unqualified deferred compensation arrangement;

(bb)    [reserved];

(cc)    Liens securing Indebtedness under Section 8.03(p); provided that such Liens do not extend to any assets other than the Equity Interests of the Japanese Subsidiary and the assets of Japanese Subsidiary and its Subsidiaries;

(dd)    Liens securing Indebtedness under Section 8.03(q); provided that such Liens do not extend to any assets other than the Equity Interests of SYNNEX Canada Limited and the assets of SYNNEX Canada Limited and its Subsidiaries;

(ee)    [reserved];

(ff)    Liens securing Indebtedness under Section 8.03(r);

(gg)    Liens created or deemed to exist on any Receivables or Related Assets in connection with any Permitted Supplier Finance Program;

(hh)    other Liens securing obligations not constituting Indebtedness for borrowed money in an aggregate principal amount outstanding not to exceed $50,000,000;

(ii)    Liens on the Collateral securing Indebtedness under Section 8.03(s) or Section 8.03(v); provided that (i) such Liens shall be either pari passu with or junior to the Liens securing the Obligations and (ii) such Liens shall be subject to an intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent (each, an “Intercreditor Agreement”); and

(jj)    Liens securing Indebtedness under Section 8.03(t); provided that such Liens do not extend to any assets other than the Equity Interests of such Foreign Subsidiary and the assets of such Foreign Subsidiary and its Subsidiaries.

Notwithstanding anything to the contrary in this Section 8.01 or otherwise, the Special Purpose Subsidiary shall not create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than Liens (i) existing under the Permitted Securitization Transaction or (ii) permitted under the Securitization Documents.

8.02    Investments.

Make any Investments, except:

(a)    Investments in the form of cash or Cash Equivalents, short-term Investments and other Investments which, in each case, are not prohibited under any other provision of this Agreement, so long as such short-term Investments and other Investments are made in accordance with the Borrower’s investment policy as in effect on the Effective Date (as disclosed to the Administrative Agent prior to the Effective Date and as may be changed from time to time by Borrower with the prior written consent of the Administrative Agent);

(b)    Investments outstanding on the Effective Date and set forth in Schedule 8.02 to the Disclosure Letter;

(c)    Investments maintained by the Borrower pursuant to the Borrower’s unqualified deferred compensation arrangements; provided that such compensation arrangements are entered into in the ordinary course of business;

(d)    Investments in any Person that is a Loan Party prior to giving effect to such Investment (it being understood and agreed that any Investment to form a Subsidiary that will become a Guarantor in accordance with Section 7.12 is permitted);

(e)    Investments by any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party;

(f)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business (including intercompany balances incurred or made in the ordinary course of business which do not constitute loans for borrowed money), and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(g)    Guarantees permitted by Section 8.03;

(h)    Investments that constitute Permitted Liens;

(i)    Permitted Acquisitions;

(j)    (x) Investments consisting of loans by Loan Parties to Subsidiaries that are not Loan Parties the proceeds of which are substantially contemporaneously applied to consummate a Permitted Acquisition plus (y) Investments consisting of loans by Loan Parties to Subsidiaries that are not Loan Parties in an aggregate amount outstanding at any one time not to exceed an amount equal to the sum of (i) $1,200,000,000 plus (ii) the amount of all voluntary prepayments (other than voluntary prepayments made with the proceeds of an Incremental Term Loan (as defined in the Existing Credit Agreement)) of (A) the Loans made pursuant to Section 2.06(a) and (B) Term Loans (as defined in the Existing Credit Agreement) made pursuant to Section 2.06(a) of the Existing Credit Agreement;

(k)    (x) Investments by Loan Parties in Subsidiaries that are not Loan Parties the proceeds of which are substantially contemporaneously applied to consummate a Permitted Acquisition plus (y) Investments by Loan Parties in Subsidiaries that are not Loan Parties in the form of equity contributions in an amount (i) not to exceed $75,000,000 in the aggregate at any time outstanding and (ii) required by Governmental Authorities under Laws applicable to Foreign Subsidiaries;

(l)    Investments by the Borrower or any Subsidiary in the Special Purpose Subsidiary in connection with the Permitted Securitization Transaction provided that such Investments are customary in Securitization Transactions;

(m)    Investments consisting of loans, advances and other extensions of credit to officers, directors and employees of the Borrower and its Subsidiaries for business purposes in an amount not to exceed $6,000,000 in the aggregate at any time outstanding;

(n)    Investments consisting of loans, advances, Guarantees and other extensions of credit to or on behalf of customers and vendors, and Cost Investments in customers and vendors (including Cost Investments made to acquire new customers and vendors), in each case, in the ordinary course of business and in a manner consistent with past practices;

(o)    Investments consisting of (i) intercompany loans made by the Borrower to Synnex Canada Limited pursuant to that certain Limited Recourse Promissory Note dated February 24, 2010 in an aggregate principal amount not to exceed CDN$33,972,313, plus any accrued or capitalized interest thereon, (ii) equity contributions by the Borrower in Synnex Finance Hybrid II LLC pursuant to that certain Forward Subscription Agreement dated as of February 24, 2010 and (iii) equity contributions by Synnex Finance Hybrid II LLC in Synnex Canada Limited pursuant to that certain Forward Subscription Agreement dated as of February 24, 2010;

(p)    Cost Investments made after the Effective Date; provided, that the aggregate amount of all such Cost Investments shall not exceed $60,000,000 at any one time outstanding;

(q)    Investments consisting of guarantees of the trade credit obligations, real property leases, indemnification and other obligations with respect to deposit accounts, or other obligations of Subsidiaries in the ordinary course of business or in connection with any transaction permitted to be incurred under Section 8.03 (other than Investments constituting Guarantees of Indebtedness); and

(r)    contingent Guarantee obligations to repurchase inventory repossessed by flooring companies that was previously sold to customers in the ordinary course of business;

(s)    to the extent constituting Investments, Guarantees of obligations of a Subsidiary (other than obligations constituting Indebtedness) in connection with any Permitted Acquisition or Disposition permitted under Section 8.05;

(t)    the 2017 Acquisition and the Convergys Acquisition;

(u)    Investments in Equity Interests of the Westcon-Datatec Entities consisting of common shares in an amount up to 20.00% of the outstanding common shares of each Westcon-Datatec Entity; provided that such Investments are made in accordance with Exhibit F to the 2017 Acquisition Document; and

(v)    Investments of a nature not contemplated in the foregoing clauses in an amount not to exceed $50,000,000 in the aggregate at any time outstanding.

For purposes of clarification, nothing in this Section 8.02 prohibits the Foreign Subsidiaries from holding foreign currencies in the ordinary course of business.

8.03    Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a)    Indebtedness under the Loan Documents;

(b)    Indebtedness outstanding on the Effective Date and set forth in Schedule 8.03 to the Disclosure Letter and any refinancings and extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing or extension except (x) by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing or extension and by an amount equal to any existing commitments unutilized thereunder and (y) if the amount of such increase were permitted under this Section 8.03, (ii) the material terms taken as a whole of such refinancing or extension are not materially less favorable in any material respect to the Borrower and its Subsidiaries or the Lenders than the terms of the Indebtedness being refinanced or extended and (iii) the amount of any Indebtedness stated on Schedule 8.03 to the Disclosure Letter that is subject to a revolving loan facility shall be the maximum amount available to be borrowed thereunder on the Effective Date (excluding increase options under such facilities);

(c)    intercompany Indebtedness permitted under Section 8.02; provided that in the case of Indebtedness owing by a Loan Party to a Subsidiary that is not a Loan Party (i) such Indebtedness shall by its terms be subordinated in right of payment to the prior payment in full of the Obligations in form and substance reasonably acceptable to the Administrative Agent and (ii) such Indebtedness shall not be prepaid unless no Default exists immediately prior to or after giving effect to such prepayment;

(d)    obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business or in connection with the Loans made under this Agreement for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e)    purchase money Indebtedness (including obligations in respect of capital leases and Synthetic Lease Obligations) hereafter incurred to finance the purchase of fixed or capital assets, and renewals, refinancings and extensions thereof, provided that (i) the aggregate outstanding principal amount of all such Indebtedness shall not exceed $50,000,000 at any one time outstanding; and (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed;

(f)    Indebtedness under the Permitted Securitization Transaction; provided that (i) the Attributable Indebtedness thereunder shall not exceed at any time outstanding an amount equal to $1,400,000,000 and (ii) the Permitted Securitization Transaction shall be non-recourse to the Loan Parties other than with respect to purchase or repurchase obligations for breaches of representations and warranties, performance guaranties, and indemnity obligations and other similar undertakings in each case that are customary for similar standard market accounts receivable transactions;

(g)    unsecured Indebtedness or Subordinated Indebtedness of the Borrower and its Domestic Subsidiaries; provided that (i) at the time of incurrence of such Indebtedness, no Default has occurred and is continuing; (ii) after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis, the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11, (iii) such Indebtedness shall not include any financial covenants that are more restrictive in any respect on the Loan Parties than the financial covenants in this Agreement, (iv) such Indebtedness is not subject to any amortization payments or any mandatory prepayments or sinking fund payments (other than in connection with a change of control, asset sale or event of loss and customary acceleration rights after an event of default) in each case, prior to the date that is six (6) months after the latest Maturity Date, and (v) such Indebtedness shall not mature at any time on or prior to the date that is six (6) months after the latest Maturity Date;

(h)    Priority Debt provided that the aggregate outstanding principal amount of all Priority Debt shall not exceed 30% of Consolidated EBITDA as of the end of the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b) (determined as of the date such Priority Debt is incurred); provided, that, the Priority Debt attributable to the Borrower and its Domestic Subsidiaries shall not exceed 20% of Consolidated EBITDA as of the end of the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b) (determined as of the date such Priority Debt is incurred);

(i)    Indebtedness which constitutes a Lien on investment property or general intangibles that represent Equity Interests of a Foreign Subsidiary and which is otherwise a Permitted Lien and Indebtedness that constitutes a Permitted Lien under the following: Sections 8.01(c), 8.01(d), 8.01(e), 8.01(h), 8.01(l), 8.01(m), 8.01(n), 8.01(p), 8.01(q) and 8.01(t);

(j)    Indebtedness of the Japanese Subsidiary and its Subsidiaries in an aggregate principal amount not to exceed JPY100,000,000 (or its equivalent in another currency or currencies);

(k)    Indebtedness consisting of indemnification obligations or adjustments in respect of the purchase price (including earn-outs) in connection with any Permitted Acquisition or any Disposition permitted under Section 8.05;

(l)    [reserved];

(m)    Guarantees with respect to Indebtedness permitted under this Section 8.03 (including, for the avoidance of doubt, customary Guarantees of a Subsidiary that is a seller, servicer or originator of Receivables and Related Assets in connection with the transactions permitted under Section 8.03(f) and Section 8.03(q));

(n)    unsecured reimbursement obligations of Loan Parties and their respective Subsidiaries in respect of letters of credit, bankers’ acceptances, bank guaranties, surety or performance bonds, and similar instruments issued by a Lender or an Affiliate of a Lender in the ordinary course of business;

(o)    Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed $275,000,000 at any time outstanding (the “Additional Foreign Subsidiary Debt”);

(p)    Indebtedness of the Japanese Subsidiary in an aggregate principal amount not to exceed JPY20,000,000,000 at any time outstanding;

(q)    Indebtedness of SYNNEX Canada Limited and its Subsidiaries or WCSI in an aggregate principal amount not to exceed C$200,000,000 at any time outstanding (including, for the avoidance of doubt, Indebtedness of SYNNEX Canada Limited and its Subsidiaries or WCSI arising in connection with sales of Receivables and Related Assets contemplated by Section 8.05(f) entered into by SYNNEX Canada Limited and its Subsidiaries or WCSI; provided that that the outstanding principal amount of all Indebtedness arising in connection therewith does not exceed C$200,000,000 (or its equivalent in another currency or currencies) at any time);

(r)    secured reimbursement obligations of the Loan Parties and their respective Subsidiaries in respect of letters of credit, bankers’ acceptances, bank guaranties, surety or performance bonds and similar instruments issued in the ordinary course of business, in an aggregate principal amount not to exceed $30,000,000 at any time outstanding;

(s)    Indebtedness under the Credit Agreement, dated as of November 27, 2013, among the Borrower, the subsidiaries of the Borrower party thereto as guarantors, the lenders party thereto and Bank of America, as administrative agent, swing line lender and L/C issuer (as amended or amended and restated from time to time, the “Existing Credit Agreement”); provided that the aggregate principal amount outstanding under the Existing Credit Agreement shall not exceed the sum of (A) $2,300,000,000 plus (B) an unlimited amount so long as the Consolidated First Lien Leverage Ratio (calculated on a Pro Forma Basis and assuming any Incremental Commitments (as defined in the Existing Credit Agreement) are fully drawn) is not greater than 2.75:1.00;

(t)    other Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed $200,000,000 at any time outstanding;

(u)    Indebtedness in respect of Convergys Convertible Debentures, including Indebtedness with respect to obligations to repurchase or otherwise settle such Convergys Convertible Debentures, upon the tender for repurchase or conversion thereof, as applicable; and

(v)    Indebtedness incurred in connection with the Convergys Acquisition in an aggregate principal amount that, together with the aggregate principal amount under this Agreement, does not exceed $1,800,000,000 at any time outstanding, it being understood and agreed that no such Indebtedness under this clause (v) shall be funded prior to the Convergys Closing Date.

Notwithstanding anything to the contrary in this Section 8.03 or otherwise, the Special Purpose Subsidiary shall not contract, create, incur, assume or permit to exist any Indebtedness other than Indebtedness (x) existing from time to time under the Permitted Securitization Transaction or (y) permitted under the Securitization Documents. For purposes of determining compliance with this Section 8.03, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Indebtedness permitted in clauses (a) through (v) above, the Borrower shall be permitted to divide or classify such item on the date of its incurrence, and from time to time may reclassify, in any manner that complies with this Section 8.03 at such time.

As of the Effective Date, the aggregate principal amount outstanding pursuant to sub-clause (A) of Section 8.03(s) is $1,170,000,000, it being understood and agreed that such amount may fluctuate after the Effective Date without prejudice to the Borrower’s right to utilize the full amount permitted to be incurred under such sub-clause (A) if and when amounts are incurred thereunder. For purposes of determining compliance with Section 8.03(s) above, the Borrower may elect to use sub-clauses (A) or (B) of the proviso thereto in any order or concurrently. If both sub-clause (A) and (B) are available and the Borrower does not make an election, the Borrower will be deemed to have elected sub-clause (B). If the Borrower incurs any amounts under such sub-clause (A) above concurrently with sub-clause (B) above, any amounts incurred under sub-clause (A) above will not count as Indebtedness for purposes of calculating the Consolidated First Lien Leverage Ratio at such time.

8.04    Fundamental Changes.

Merge, dissolve, liquidate or consolidate with or into another Person, except that so long as no Default exists or would result therefrom, (a) the Borrower may merge or consolidate with any of its Subsidiaries provided that the Borrower is the continuing or surviving Person, (b) any Subsidiary may merge or consolidate with or liquidate into any other Subsidiary provided that if a Loan Party is a party to such transaction, the continuing or surviving Person is a Loan Party or such surviving Person becomes a Loan Party concurrently with the consummation of such merger, consolidation or liquidation, (c) subject to clause (a) and (b) above, the Borrower or any Subsidiary may merge with any other Person in connection with a Permitted Acquisition and (d) any Subsidiary may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, could not have a Material Adverse Effect.

8.05    Dispositions.

Make any Disposition except:

(a) Dispositions in which (i) at least 75% of the consideration paid in connection therewith shall be cash or Cash Equivalents paid within 365 days of the consummation of the transaction and shall be in an amount not less than the fair market value of the property disposed of, (ii) if such transaction is a Sale and Leaseback Transaction, such transaction is not prohibited by the terms of Section 8.15, (iii) such transaction does not involve the sale or other disposition of a minority equity interest in any Subsidiary, (iv) such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other property concurrently being disposed of in a transaction otherwise permitted under this Section 8.05(a), and (v) the aggregate net book value of all of the assets sold or otherwise disposed of by the Borrower and its Subsidiaries in all such transactions permitted under this Section 8.05(a) and Section 8.05(e) occurring after the Effective Date shall not exceed 10% of Consolidated Tangible Assets determined as of the last day of the most recently ended fiscal year for which the Borrower has delivered financial statements pursuant to Section 7.01(a);

(b)    transfers of property subject to Recovery Events in connection with any settlement related thereto;

(c)    with respect to the Japanese Subsidiary and its Subsidiaries, Dispositions of (i) receivables by way of a transaction or series of transactions pursuant to which such receivables are sold on a discounted basis to a third party which is not the Borrower or any of its Subsidiaries, without recourse or with limited recourse of such third party to any of the Borrower or any of its Subsidiaries; provided that the outstanding amount of all such receivables so sold does not exceed JPY5,000,000,000 (or its equivalent in another currency or currencies) at any time and (ii) shares or assets of Cyber Logistics Corporation, a corporation incorporated under the laws of Japan;

(d)    with respect to SYNNEX Canada and its Subsidiaries, Dispositions of (i) the real property owned by 2117974 Ontario Inc. located at 107 Woodlawn Road, Guelph, Ontario, Canada and (ii) the real property owned by EMJ America Inc. located at 220 Chatham Business Drive, Pittsboro, North Carolina;

(e)    other Dispositions provided that (i) such transaction does not involve the sale or other disposition of a minority equity interests in a Domestic Subsidiary, (ii) the aggregate net book value of all of the assets sold or otherwise disposed of by the Borrower and its Subsidiaries in all such transactions permitted under this Section 8.05(e) occurring after the Effective Date shall not exceed $25,000,000 and (iii) the aggregate net book value of all of the assets sold or otherwise disposed of by the Borrower and its Subsidiaries in all such transactions permitted under this Section 8.05(e) and Section 8.05(a) after the Effective Date shall not exceed 10% of Consolidated Tangible Assets determined as of the last day of the most recently ended fiscal year for which the Borrower has delivered financial statements pursuant to Section 7.01(a);

(f)    with respect to SYNNEX Canada Limited and its Subsidiaries or WCSI, Dispositions of Receivables and Related Assets by way of a transaction or series of transactions permitted under Section 8.03(q) and pursuant to which such receivables are sold to a third party which is not the Borrower or any of its Subsidiaries, without recourse or with limited recourse of such third party to any of the Borrower or any of its Subsidiaries; and

(g)    to the extent constituting a Disposition, Investments permitted pursuant to Section 8.02.

8.06    Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)    each Subsidiary may declare and make Restricted Payments to Persons that own Equity Interests in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)    the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in common Equity Interests of such Person; and

(c)    the Borrower may declare and make other Restricted Payments; provided that (i) no Default exists or would result therefrom and (ii) after giving effect to any such Restricted Payment on a Pro Forma Basis, (x) the Borrower shall be in compliance with the financial covenants set forth in Section 8.11 recomputed as of the end of the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b) and (y) the Consolidated Leverage Ratio recomputed as of the end of the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b) would be less than 3.75:1.00.

8.07    Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Effective Date or any business substantially related or incidental thereto or any business substantially related or incidental to manufacturing, contract assembly, operational, logistics, distribution, business process services, supply chain management services and related sales and services.

8.08    Transactions with Affiliates.

Enter into or permit to exist any transaction or series of transactions with any Affiliate of such Person other than (a) advances of working capital to any Loan Party, (b) transfers of cash and assets to any Loan Party, (c) intercompany transactions expressly permitted by Section 8.02, Section 8.03, Section 8.04, Section 8.05, Section 8.06, Section 8.12, Section 8.14, Section 8.15 and Section 8.17, (d)

compensation arrangements approved by the Board of Directors (or appropriate committee thereof) of the Borrower and other normal and reasonable compensation and reimbursement of expenses of officers and directors, including indemnification agreements, (e) employee benefit plans, arrangements and severance payments, (f) [reserved] and (g) except as otherwise specifically limited in this Agreement, other transactions which are on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an Affiliate.

8.09    Burdensome Agreements.

Enter into, or permit to exist, any Contractual Obligation to which the Borrower or any of its Subsidiaries is a party to that (a) encumbers or restricts the ability of any the Borrower or any of its Subsidiaries to (i) make Restricted Payments to any Loan Party, (ii) pay any Indebtedness or other obligation owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) transfer any of its property to any Loan Party, (v) in the case of the Borrower and its Domestic Subsidiaries, pledge its property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (vi) in the case of the Borrower and its Domestic Subsidiaries, act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i)-(v) above) for: (1) this Agreement and the other Loan Documents, (2) the Securitization Documents, (3) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(e), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (4) any document or instrument governing Indebtedness incurred pursuant to (A) Section 8.03(b), (B) Section 8.03(c) (to the extent arising from subordination provisions in favor of the Administrative Agent), (C) Section 8.03(f), (D) Section 8.03(g), (E) Section 8.03(h), (F) Section 8.03(j), (G) Section 8.03(m), (H) Section 8.03(o), (I) Section 8.03(p), (J) Section 8.03(q), (K) Section 8.03(s), (L) Section 8.03(t), (M) Section 8.03(u), or (N) Section 8.03(v), (5) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (6) any document or instrument governing Investments made pursuant to Section 8.02(u), provided that any such restriction contained therein relates only to the Equity Interests acquired pursuant to such Investments, (7) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.05 pending the consummation of such sale, (8) waivers of rights of subrogation and subordination of intercompany obligations in connection with any credit support provided to a Foreign Subsidiary pursuant to any Indebtedness permitted to be incurred pursuant to Section 8.03, (9) customary restrictions on transfer in license agreements restricting the assignment or transfer thereof, or (10) prior to the Convergys Closing Date, the Convergys Acquisition Agreement or (b) requires the grant of any security for any obligation if such property is given as security for the Obligations, except for any document or instrument governing Indebtedness incurred pursuant to Sections 8.03(s) or 8.03(v).

8.10    Use of Proceeds.

Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

8.11    Financial Covenants.

(a)    Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Borrower, commencing with the first fiscal quarter ending after the Effective Date, to be greater than (i) prior to the Convergys Closing Date, 4.0:1.0, (ii) from and after the first fiscal quarter of the Borrower ending after the Convergys Closing Date through and including the fifth full fiscal quarter of the Borrower ending after the Convergys Closing Date, 4.25:1.0 and (iii) from and after the sixth full fiscal quarter of the Borrower ending after the Convergys Closing Date, 4.0:1.0.

(b)    Consolidated Interest Charge Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower, commencing with the fiscal quarter ending after the Effective Date, to be less than 3.50:1.0.

8.12    Other Indebtedness.

(a)    Amend or modify any Subordinated Indebtedness if such amendment or modification would add or change any terms in a manner materially adverse to the Borrower or any Subsidiary (including any amendment or modification that would shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto).

(b)    If any Default exists, make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Subordinated Indebtedness or any unsecured Indebtedness incurred pursuant to Section 8.03(g).

(c)    Make any payment of principal or interest on any Subordinated Indebtedness in violation of the subordination provisions of such Subordinated Indebtedness.

8.13    Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity.

(a)    Amend, modify or change its Organization Documents in a manner adverse to the Lenders.

(b)    Change its fiscal year.

(c)    With respect to the Loan Parties, change its name, state of formation or form of organization without providing ten days prior written notice to the Administrative Agent (or such lesser period as the Administrative Agent may agree).

8.14    Ownership of Subsidiaries.

Notwithstanding any other provisions of this Agreement to the contrary, (a) permit any Person (other than the Borrower or any Wholly Owned Subsidiary) to own any Equity Interests of any Subsidiary, except (i) to qualify directors where required by applicable Law or to satisfy other requirements of applicable Law with respect to the ownership of Equity Interests of Foreign Subsidiaries, (ii) for non-controlling ownership of Equity Interests by senior management of Foreign Subsidiaries in connection with equity incentives provided in a manner consistent with past practices, (iii) Dispositions of Equity Interests of any Foreign Subsidiary permitted under Section 8.05(e) and (iv) for Subsidiaries formed or acquired after the Effective Date, or (b) permit any Subsidiary to issue or have outstanding any shares of preferred Equity Interests.

8.15    Sale Leasebacks.

Enter into any Sale and Leaseback Transaction other than Permitted Sale and Leaseback Transactions.

8.16    Sanctions.

Directly or indirectly, use any Credit Extension or the proceeds of any Credit Extension, or lend, contribute or otherwise make available such Credit Extension or the proceeds of any Credit Extension to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions (and which would result in a violation), or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Arranger, Administrative Agent or otherwise) of Sanctions.

8.17    Permitted Securitization Transaction.

Amend or modify any of the terms of the Permitted Securitization Transaction if such amendment or modification would add or change any terms in a manner materially adverse to the Borrower or any Subsidiary (it being understood that an increase of the amount of Indebtedness under the Permitted Securitization Transaction in accordance with Section 8.03(f) is not prohibited by this Section 8.17).

8.18    Anti-Corruption Laws.

Directly or indirectly, use any Credit Extension or the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01    Events of Default.

Any of the following shall constitute an Event of Default:

(a)    Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three Business Days after the same becomes due, any interest on any Loan or any fee due hereunder, or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)    Specific Covenants.

(i)    Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.01 or 7.02 and such failure continues for five days; or

(ii)    Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.03(a), 7.05(a), 7.10 or 7.11 or Article VIII; or

(c)    Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty days after any Loan Party becomes aware of such breach; or

(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

(e)    Cross-Default. (i) The Borrower or any Subsidiary fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness; (ii) the Borrower or any Subsidiary fails to observe or perform any other agreement or condition relating to any Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Material Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Material Indebtedness to be made, prior to its stated maturity; or (iii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; provided that this clause (e) shall not apply to Indebtedness secured by a Permitted Lien that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness in a sale or transfer permitted under this Agreement, so long as such Indebtedness is repaid when required under the documents providing for such Indebtedness; or

(f)    Insolvency Proceedings, Etc. The Borrower or any Subsidiary (other than an Immaterial Foreign Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty calendar days, or an order for relief is entered in any such proceeding; or

(g)    Inability to Pay Debts; Attachment. (i) The Borrower or any Subsidiary (other than an Immaterial Foreign Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty days after its issue or levy; or

(h)    Judgments. There is entered against the Borrower or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of one or more Loan Parties under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) one or more Loan Parties or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)    Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect or ceases to give the Administrative Agent any material part of the Liens purported to be created thereby; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k)    Change of Control. There occurs any Change of Control; or

(l)    Invalidity of Subordination Provisions. The subordination provisions of the documents evidencing or governing any Subordinated Indebtedness shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness.

9.02    Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, subject in all cases to the limitations in Section 5.05, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)    declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)    [reserved]; and

(d)    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law or at equity;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

9.03    Application of Funds.

After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.15, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Obligations owing under any Secured Hedge Agreement and Secured Cash Management Agreement) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans, (b) payment of Obligations then owing under any Secured Hedge Agreements, and (c) payment of Obligations then owing under any Secured Cash Management Agreements ratably among the Lenders, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or such Guarantor’s assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received a Secured Party Designation Notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) or Hedge Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent), as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article X for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE X

ADMINISTRATIVE AGENT

10.01    Appointment and Authority.

Each of the Lenders hereby irrevocably appoints JPMorgan to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders, and no Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, potential Hedge Banks and potential Cash Management Banks) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article X and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

10.02    Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.

10.03    Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and its Related Parties:

(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by the Administrative Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by a Loan Party or a Lender.

Neither the Administrative Agent nor any of its Related Parties have any duty or obligation to any Lender or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04    Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying, and shall not incur any liability for relying upon, any notice, request, communication, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05    Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.06    Resignation of Administrative Agent.

(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (A) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (B) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

10.07    Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08    No Other Duties; Etc.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents, documentation agents or co-agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

10.09    Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 11.04) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.10    Collateral and Guaranty Matters.

Without limiting the provisions of Section 10.09, each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)    to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the Facility Termination Date, (ii) that is sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document or any Recovery Event or (iii) as approved in accordance with Section 11.01;

(b)    to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.01(i);

(c)    to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents; and

(d)    at any time the Permitted Securitization Transaction is outstanding, release any Lien granted to or held by the Administrative Agent under any Loan Document on (i) any Securitization Related Property that is subject to the Permitted Securitization Transaction and (ii) the Equity Interests of the Special Purpose Subsidiary for the Permitted Securitization Transaction.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 10.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

10.11    Secured Cash Management Agreements and Secured Hedge Agreements.

No Cash Management Bank or Hedge Bank that obtains the benefit of Section 9.03, the Guaranty or any Collateral by virtue of the provisions hereof or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guaranty or any Collateral Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article X to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements except to the extent expressly provided herein and unless the Administrative Agent has received a Secured Party Designation Notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements in the case of the Facility Termination Date.

ARTICLE XI

MISCELLANEOUS

11.01    Amendments, Etc.

Subject to Section 3.07, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the applicable Loan Party, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.03 or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(b)    postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled reduction, if any, of the Commitments hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment or whose Commitments are to be reduced;

(c)    reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (i) of the final proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such amount; provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(d)    change Section 2.13 or Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(e)    change any provision of this Section 11.01(a) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

(f)    release all or substantially all of the Collateral without the written consent of each Lender whose Obligations are secured by such Collateral;

(g)    release the Borrower without the consent of each Lender, or, except in connection with a transaction permitted under Section 8.04 or Section 8.05, all or substantially all of the value of the Guaranty without the written consent of each Lender whose Obligations are guaranteed thereby, except to the extent such release is permitted pursuant to Section 10.10(c) (in which case such release may be made by the Administrative Agent acting alone); or

(h)    unless also signed by the Administrative Agent, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document;

provided, however, that notwithstanding anything to the contrary herein, (i) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (A) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Lender and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects such Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender, (iii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (iv) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Required Lenders, the Administrative Agent and the Loan Parties (i) to add one or more revolving credit or additional term loan facilities to this Agreement and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder.

Notwithstanding any provision herein to the contrary the Administrative Agent and the Borrower may amend, modify or supplement this Agreement or any other Loan Document to cure or correct administrative errors or omissions, any ambiguity, omission, defect or inconsistency or to effect administrative changes, and such amendment shall become effective without any further consent of any other party to such Loan Document so long as (i) such amendment, modification or supplement does not adversely affect the rights of any Lender or other holder of Obligations in any material respect and (ii) the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

11.02    Notices; Effectiveness; Electronic Communications.

(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)    if to any Loan Party or the Administrative Agent, to the address, facsimile number, e-mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)    if to any other Lender, to the address, facsimile number, e-mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile or e-mail transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail address and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall any of the Administrative Agent or any of its Related Parties (each an “Agent Party”) have any liability to any Loan Party, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or any other Information through the Internet or any telecommunications, electronic or other information transmission systems except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party.

(d)    Change of Address, Etc. Each Loan Party and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number or e-mail address for notices and other communications hereunder by notice to each Loan Party and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and e-mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities Laws.

(e)    Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including, without limitation, telephonic or electronic notices, Loan Notices and Notice of Loan Prepayment) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03    No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document (including the imposition of the Default Rate) preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided and provided under each other Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at Law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04    Expenses; Indemnity; Damage Waiver.

(a)    Costs and Expenses. The Loan Parties shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of one primary outside counsel for the Administrative Agent) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable and documented fees, charges, disbursements and other charges of (i) one primary outside counsel and one additional local counsel in each relevant jurisdiction for the Administrative Agent, (ii) one additional primary counsel, and one additional counsel in each relevant jurisdiction, for all other Indemnitees (taken as a whole) and (iii) solely in the case of an actual or potential conflict of interest, as determined by the affected Indemnitees, one additional counsel in each relevant jurisdiction to the affected Indemnitees (similarly situated taken as a whole)), any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)    Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee (which, in the case of counsel, shall be limited to the reasonable and documented fees, disbursements and other charges of (i) one primary counsel and one additional local counsel in each relevant jurisdiction for the Administrative Agent, (ii) one additional primary counsel, and one additional counsel in each applicable jurisdiction, for all other Indemnitees (taken as a whole) and (iii) solely in the case of an actual or potential conflict of interest, as determined by the affected Indemnitees, one additional counsel in each relevant jurisdiction to the affected Indemnitees (similarly situated taken as a whole)) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any Subsidiary, or any Environmental Liability related in any way to the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by any Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) arise solely from claims of any Indemnitee against one or more other Indemnitees that do not involve or have not resulted from (A) an act or omission of an Indemnitee in its capacity as Administrative Agent, Lender, arranger or bookrunner and (B) an act or omission (or an alleged act or omission) by any Loan Party or any Subsidiary. Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)    Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposures of all Lenders at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)    Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)    Survival. The agreements in this Section and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05    Payments Set Aside.

To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06    Successors and Assigns.

(a)    Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.

(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the related Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in subsection (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 in the case of any assignment in respect of any Loan, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s Loans and Commitments, and rights and obligations with respect thereto assigned;

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)    (x) prior to (and including) the Initial Funding Date, the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default under Section 9.01(a), (f) or (g) has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender or an Affiliate of a Lender and (y) after the Initial Funding Date, the consent of the Borrower

(such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that, in the case of clause (y) above, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any unfunded Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable credit facility subject to such assignment, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)    No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Affiliates or Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person or (D) any holder of Subordinated Indebtedness or such holder’s Affiliates or Subsidiaries.

(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and

Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person), a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 11.01(a) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.07    Treatment of Certain Information; Confidentiality.

(a)    Treatment of Confidential Information. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to each of the Administrative Agent and the Lenders’ respective Affiliates, employees, legal counsel, independent auditors and other experts or agents who need to know such information solely in connection with the Convergys Acquisition, the transactions contemplated thereby or this Agreement and are informed of the confidential nature of such Information; provided that the Administrative Agent or such Lender shall be responsible for its respective employees’, legal counsel, independent auditors’ and other experts’ or agents’ compliance with this Section 11.07 and, to the extent not prohibited by, or in violation of, applicable Laws, its Affiliates’ compliance with this Section 11.07, (b) upon the request or demand of any regulatory authority having jurisdiction over any of the Administrative Agent, the Lenders or any of their respective Affiliates (in which case the Administrative Agent and the Lenders, as applicable, agree to inform the Borrower promptly thereof to the extent not prohibited by law, rule or regulation, and except with respect to any audit or examination conduct by bank accountants), (c) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Administrative Agent or the Lenders, as applicable, agree to inform the Borrower promptly thereof to the extent not prohibited by law, rule or regulation), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower, (i) to the extent such Information (i) becomes publicly available other than by reason of disclosure in violation of this Section 11.07 by the Administrative Agent or any Lender or (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates from a third party that is not to the Administrative Agent or such Lender’s knowledge subject to confidentiality obligations to the Borrower, (j) for purposes of establishing a “due diligence” defense in any suit, action or proceeding relating to this Agreement, the Convergys Acquisition or the transactions contemplated thereby or the enforcement of rights hereunder or (k) to the extent that such information is independently developed by the Administrative Agent or any Lender that is not subject to confidentiality obligations owing to the Borrower or any of its Affiliates or Related Parties. For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)    Non-Public Information. Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.

11.08    Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or their respective Affiliates, irrespective of whether or not such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09    Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10    Counterparts; Integration; Effectiveness.

This Agreement and each of the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document, or any certificate delivered thereunder, by fax transmission or e-mail transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document or certificate. Without limiting the foregoing, to the extent a manually executed counterpart is not specifically required to be delivered under the terms of any Loan Document, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.

11.11    Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied shall remain outstanding.

11.12    Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13    Replacement of Lenders.

If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)    the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);

(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans that, in the case of a Defaulting Lender, such Defaulting Lender actually funded, accrued interest thereon, and accrued fees and all other amounts payable to it hereunder (other than such amounts not required to be paid hereunder to a Defaulting Lender) and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)    such assignment does not conflict with applicable Laws; and

(e)    in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14    Governing Law; Jurisdiction; Etc.

(a)    GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS

CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; provided that (i) the interpretation of the definition of “Company Material Adverse Effect” (and whether or not a “Company Material Adverse Effect” has occurred), (ii) the determination of the accuracy of any representation and warranty made by or on behalf of Convergys and its subsidiaries in the Convergys Acquisition Agreement and whether as a result of any inaccuracy thereof the Borrower or its applicable affiliate has the right to terminate the Borrower’s or such affiliate’s obligations under the Convergys Acquisition Agreement or decline to consummate the Convergys Acquisition and (iii) the determination of whether the Convergys Acquisition has been consummated in accordance with the terms of the Convergys Acquisition Agreement and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof, in each case, shall be governed by, and construed and interpreted in accordance with, the laws of the State of Ohio, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)    SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)    WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15    Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16    No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Loan Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers, and the Lenders, on the other hand, (B) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arrangers and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, the Arrangers, nor any Lender has any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent, the Arrangers, nor any Lender has any obligation to disclose any of such interests to the Loan Parties and their respective Affiliates. To the fullest extent permitted by Law, each of the Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.17    Electronic Execution of Assignments and Certain Other Documents.

The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, that, notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, further, that, without limiting the foregoing, upon the request of the Administrative Agent, any electronic signature shall be promptly followed by such manually executed counterpart.

11.18    Subordination of Intercompany Indebtedness.

Each Loan Party (a “Subordinating Loan Party”) agrees that the payment of all obligations and indebtedness, whether principal, interest, fees and other amounts and whether now owing or hereafter arising, owing to such Subordinating Loan Party by any other Loan Party is expressly subordinated to the payment in full in cash of the Obligations. If the Administrative Agent so requests, any such obligation or indebtedness shall be enforced and performance received by the Subordinating Loan Party as trustee for the holders of the Obligations and the proceeds thereof shall be paid over to the holders of the Obligations on account of the Obligations, but without reducing or affecting in any manner the liability of the Subordinating Loan Party under this Agreement or any other Loan Document. Without limitation of the foregoing, so long as no Event of Default has occurred and is continuing, the Loan Parties may make and receive payments with respect to any such obligations and indebtedness, provided, that in the event that any Loan Party receives any payment of any such obligations and indebtedness at a time when such payment is prohibited by this Section, such payment shall be held by such Loan Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to the Administrative Agent.

11.19    USA PATRIOT Act Notice.

Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA PATRIOT Act. The Loan Parties shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

11.20    California Judicial Reference.

If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any other Loan Document, (a) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) without limiting the generality of Section 11.04, the Borrower shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.

11.21    Appointment of Borrower.

Each of the Loan Parties hereby appoints the Borrower to act as its agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a) the Borrower may execute such documents and provide such authorizations on behalf of such Loan Parties as the Borrower deems appropriate in its sole discretion and each Loan Party shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by the Administrative Agent or a Lender to the Borrower shall be deemed delivered to each Loan Party and (c) the Administrative Agent or the Lenders may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the Borrower on behalf of each of the Loan Parties.

11.22    Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Solely to the extent any Lender that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

11.23    Lender ERISA Representation.

Each Lender as of the Effective Date represents and warrants as of the Effective Date to the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, for the benefit of the Borrower or any other Loan Party, that such Lender is not and will not be (1) an employee benefit plan subject to Title I of ERISA, (2) a plan or account subject to Section 4975 of the Internal Revenue Code; (3) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Internal Revenue Code; or (4) a “governmental plan” within the meaning of ERISA.

11.24    Intercreditor Agreement.

In the event of any conflict between this Agreement and any other Loan Document, on the one hand, and any Intercreditor Agreement, on the other hand, such Intercreditor Agreement shall govern and control.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the date first above written.

BORROWER:	SYNNEX CORPORATION, a Delaware corporation

	By:	/s/ Simon Y. Leung
	Name:	Simon Y. Leung
	Title:	Senior Vice President General Counsel and Corporate Secretary

GUARANTORS:	SYNNEX FINANCE HYBRID II, LLC, a California limited liability company

	By:	/s/ Simon Y. Leung
	Name:	Simon Y. Leung
	Title:	Senior Vice President General Counsel and Corporate Secretary

LASTING HOLDINGS CORPORATION, a California corporation

	By:	/s/ Simon Y. Leung
	Name:	Simon Y. Leung
	Title:	Senior Vice President General Counsel and Corporate Secretary

HYVE SOLUTIONS CORPORATION, a California corporation

	By:	/s/ Simon Y. Leung
	Name:	Simon Y. Leung
	Title:	Senior Vice President General Counsel and Corporate Secretary

HYVE SOLUTIONS US GLOBAL HOLDING CORPORATION, a Delaware corporation

	By:	/s/ Simon Y. Leung
	Name:	Simon Y. Leung
	Title:	Senior Vice President General Counsel and Corporate Secretary

[Signature Pages Continue]

[Signature Page to Term Loan A Credit Agreement]

COMPUTERLAND CORPORATION, a California corporation

By:	/s/ Simon Y. Leung
Name:	Simon Y. Leung
Title:	Senior Vice President General Counsel and Corporate Secretary

CONCENTRIX GLOBAL HOLDINGS, INC., a Delaware corporation

By:	/s/ Simon Y. Leung
Name:	Simon Y. Leung
Title:	Senior Vice President General Counsel and Corporate Secretary

CONCENTRIX CORPORATION, a New York corporation

By:	/s/ Simon Y. Leung
Name:	Simon Y. Leung
Title:	Senior Vice President General Counsel and Corporate Secretary

LICENSE ONLINE, INC., a California corporation

By:	/s/ Simon Y. Leung
Name:	Simon Y. Leung
Title:	Senior Vice President General Counsel and Corporate Secretary

WG-US HOLDCO, INC., a Delaware corporation

By:	/s/ Simon Y. Leung
Name:	Simon Y. Leung
Title:	Senior Vice President General Counsel and Corporate Secretary

WESTCON GROUP, INC., a Delaware corporation

By:	/s/ Simon Y. Leung
Name:	Simon Y. Leung
Title:	Senior Vice President General Counsel and Corporate Secretary

[Signature Pages Continue]

[Signature Page to Term Loan A Credit Agreement]

WESTCON GROUP NORTH AMERICA, INC., a New York corporation

By:	/s/ Simon Y. Leung
Name:	Simon Y. Leung
Title:	Senior Vice President General Counsel and Corporate Secretary

[Signature Page to Term Loan A Credit Agreement]

ADMINISTRATIVE AGENT:	JPMORGAN CHASE BANK, N.A., as Administrative Agent

	By:	/s/ Caitlin Stewart
	Name:	Caitlin Stewart
	Title:	Executive Director

[Signature Page to Term Loan A Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Caitlin Stewart
Name:	Caitlin Stewart
Title:	Executive Director

[Signature Page to Term Loan A Credit Agreement]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Jeannette Lu
Name:	Jeannette Lu
Title:	Director

[Signature Page to Term Loan A Credit Agreement]

Branch Banking and Trust Company, as a Lender

By:	/s/ Vicount P. Cornwall
Name:	Vicount P. Cornwall
Title:	Senior Vice President

[Signature Page to Term Loan A Credit Agreement]

BMO Harris Bank, N.A., as a Lender

By:	/s/ Michael Kus
Name:	Michael Kus
Title:	Managing Director

[Signature Page to Term Loan A Credit Agreement]

Bank of China, Los Angeles Branch, as a Lender

By:	/s/ Lixin Guo
Name:	Lixin Guo
Title:	SVP & Branch Manager

[Signature Page to Term Loan A Credit Agreement]

MUFG Bank, Ltd., as a Lender

By:	/s/ Lillian Kim
Name:	Lillian Kim
Title:	Director

[Signature Page to Term Loan A Credit Agreement]

CITIBANK, N.A., as a Lender

By:	/s/ Javier Escobar
Name:	Javier Escobar
Title:	Vice President

[Signature Page to Term Loan A Credit Agreement]

BNP Paribas, as a Lender

By:	/s/ Brendan Heneghan
Name:	Brendan Heneghan
Title:	Director

By:	/s/ Ade Adedeji
Name:	Ade Adedeji
Title:	Vice President

[Signature Page to Term Loan A Credit Agreement]

HSBC Bank USA, N.A., as a Lender

By:	/s/ Rumesha Ahmed
Name:	Rumesha Ahmed
Title:	Vice President

[Signature Page to Term Loan A Credit Agreement]

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ David A. Wild
Name:	David A. Wild
Title:	Senior Vice President

[Signature Page to Term Loan A Credit Agreement]

MUFG Bank, Ltd., as a Lender

By:	/s/ Lillian Kim
Name:	Lillian Kim
Title:	Director

[Signature Page to Term Loan A Credit Agreement]

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Nicholas Heslip
Name:	Nicholas Heslip
Title:	Authorized Signatory

[Signature Page to Term Loan A Credit Agreement]

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Diane Emanuel
Name:	Diane Emanuel
Title:	Managing Director

[Signature Page to Term Loan A Credit Agreement]

Sumitomo Mitsui Banking Corporation, as a Lender

By:	/s/ Masanori Yoshimura
Name:	Masanori Yoshimura
Title:	Director

[Signature Page to Term Loan A Credit Agreement]

TD Bank, N.A., as a Lender

By:	/s/ Matt Waszmer
Name:	Matt Waszmer
Title:	Senior Vice President

[Signature Page to Term Loan A Credit Agreement]

U.S. Bank National Association, as a Lender

By:	/s/ Richard J. Ameny Jr.
Name:	Richard J. Ameny Jr.
Title:	Vice President

[Signature Page to Term Loan A Credit Agreement]

Wells Fargo, National Association, as a Lender

By:	/s/ Elizabeth Gaynor
Name:	Elizabeth Gaynor
Title:	Director

[Signature Page to Term Loan A Credit Agreement]

SCHEDULE 2.01

TO THE CREDIT AGREEMENT

Commitments and Applicable Percentages

Lender	Commitments	Applicable Percentage
JPMorgan Chase Bank, N.A.	$375,000,000	20.833333333%
Bank of America, N.A.	$200,000,000	11.111111111%
MUFG Bank, Ltd.	$200,000,000	11.111111111%
The Bank of Nova Scotia	$200,000,000	11.111111111%
TD Bank, N.A.	$155,000,000	8.611111111%
Sumitomo Mitsui Banking Corporation	$150,000,000	8.333333333%
BMO Harris Bank, N.A.	$130,000,000	7.222222222%
Citibank, N.A.	$90,000,000	5.000000000%
Royal Bank of Canada	$90,000,000	5.000000000%
Wells Fargo Bank, National Association	$75,000,000	4.166666667%
BNP Paribas	$50,000,000	2.777777778%
Branch Banking and Trust Company	$30,000,000	1.666666667%
Bank of China, Los Angeles Branch	$15,000,000	0.833333333%
HSBC Bank USA, National Association	$15,000,000	0.833333333%
KeyBank National Association	$15,000,000	0.833333333%
U.S. Bank National Association	$10,000,000	0.555555556%

Total:	$1,800,000,000.00

SCHEDULE 11.02

TO THE CREDIT AGREEMENT

Addresses for Notices

1.	If to either Borrower, Holdings or any other Credit Party, to it at:

SYNNEX Corporation

44201 Nobel Drive

Fremont, California 94538

Attention: Simon Leung

Facsimile: 510-668-3707

Electronic Mail: simonl@synnex.com

Website: www.synnexcorp.com

2.	If to the Administrative Agent, to it at:

JPMorgan Chase Bank, N.A.

10 South Dearborn, 7th Floor

Chicago, Illinois 60603-2003

Attention: JPMorgan Loan Services

Facsimile: 888-303-9732

Electronic Mail: jpm.agency.servicing.cri@jpmchase.com

EXHIBIT A

FORM OF LOAN NOTICE

Date:                     , 20

To:	JPMorgan Chase Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”) dated as of August 9, 2018 among SYNNEX Corporation, a Delaware corporation (the “Borrower”), the Guarantors identified therein, the Lenders identified therein and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned hereby requests (select one):

☐ A Borrowing of a Loan

☐ A conversion or continuation of a Loan

1.	On (a Business Day).

2.	In the amount of $ .

3.	Comprised of .

[Type of Loan requested]

4.	For Eurodollar Rate Loans: with an Interest Period of months.

The Borrower hereby represents and warrants that each of the conditions set forth in (i) Section 5.02 (with respect to the Borrowing of Loans on the Initial Funding Date), (ii) Section 5.03 (with respect to the Borrowing of Loans on any Interim Funding Date) or (iii) Section 5.04 (with respect to the Borrowing of Loans on the Final Funding Date) of the Credit Agreement have been satisfied on and as of the date of such Borrowing.

SYNNEX CORPORATION, a Delaware corporation

By:
Name:
Title:

EXHIBIT B

[RESERVED]

EXHIBIT C

FORM OF NOTE

[                    ], 20[    ]

FOR VALUE RECEIVED, SYNNEX CORPORATION, a Delaware corporation (the “Borrower”), hereby promises to pay to [                    ] or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”) dated as of August 9, 2018 among the Borrower, the Guarantors identified therein, the Lenders identified therein and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loan and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed by its duly authorized officer as of the day and year first above written.

SYNNEX CORPORATION, a Delaware corporation

By:
Name:
Title:

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                     ,

To:    JPMorgan Chase Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”) dated as of August 9, 2018 among SYNNEX Corporation, a Delaware corporation (the “Borrower”), the Guarantors identified therein, the Lenders identified therein and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the [Title] of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.    The Borrower has delivered the year-end audited financial statements required by Section 7.01(a) of the Credit Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.    The Borrower has delivered the unaudited financial statements required by Section 7.01(b) of the Credit Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.    The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by such financial statements.

3.    A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, during such fiscal period the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

–or–

[to the best knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.    The representations and warranties of the Loan Parties contained in Article VI of the Credit Agreement, and any representations and warranties of any Loan Party that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date.

5.    The financial covenant analyses and information set forth on the Schedules attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of [                    ], 20[    ].

SYNNEX CORPORATION, a Delaware corporation

By:
Name:
Title:

EXHIBIT E

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (the “Agreement”) dated as of [                    ], 20[    ] is by and between [                    ], a [                    ] (the “New Subsidiary”), and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent under the Credit Agreement (as amended, modified, supplemented, increased or otherwise modified in writing from time to time, the “Credit Agreement”) dated as of August 9, 2018 by and among SYNNEX Corporation, a Delaware corporation (the “Borrower”), the Guarantors identified therein, the Lenders identified therein and the Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Loan Parties are required by Section 7.12 of the Credit Agreement to cause the New Subsidiary to become a “Guarantor”. Accordingly, the New Subsidiary hereby agrees with the Administrative Agent as follows:

1.      The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary hereby jointly and severally together with the other Guarantors, guarantees to the Administrative Agent, each Lender and each other holder of the Obligations, as provided in Article IV of the Credit Agreement, as primary obligor and not as surety, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.

2.      The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Security Agreement and an “Obligor” for all purposes of the Security Agreement, and shall have all the obligations of an Obligor thereunder as if it had executed the Security Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Security Agreement. Without limiting generality of the foregoing terms of this paragraph 2, to secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Secured Obligations (as defined in the Security Agreement), the New Subsidiary hereby grants to the Administrative Agent, for the benefit of the holders of the Secured Obligations, a continuing security interest in, and a right of set off against any and all right, title and interest of the New Subsidiary in and to the Collateral (as such term is defined in Section 2 of the Security Agreement) of the New Subsidiary.

3.      The New Subsidiary hereby represents and warrants to the Administrative Agent that:

(i)    Set forth on Schedule 1 is a list of all real property located in the United States that is owned or leased by the New Subsidiary as of the date hereof.

(ii)    Set forth on Schedule 2 is the chief executive office, U.S. tax payer identification number and organizational identification number of the New Subsidiary as of the date hereof.

(iii)    The exact legal name and state of organization of the New Subsidiary is as set forth on the signature pages hereto.

(iv)    Except as set forth on Schedule 3, the New Subsidiary has not during the five years preceding the date hereof (i) changed its legal name, (ii) changed its state of formation, or (iii) been party to a merger, consolidation or other change in structure.

(v)    Set forth on Schedule 4 is a list of all IP Rights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by the New Subsidiary as of the date hereof.

(vi)    As of the Closing Date, the New Subsidiary has no Commercial Tort Claims seeking damages in excess of $3,000,000 other than as set forth on Schedule 5.

4.      The address of the New Subsidiary for purposes of all notices and other communications is the address set forth for the Borrower on Schedule 11.02 to the Credit Agreement.

5.      The New Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the New Subsidiary under Article IV of the Credit Agreement.

6.      This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

7.      This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the New Subsidiary has caused this Joinder Agreement to be duly executed by its authorized officers, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:

Name:
Title:

Acknowledged and accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:

Name:
Title:

EXHIBIT F-1

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.]1 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, extended, supplemented, increased or otherwise modified in writing from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto in the amount[s] and equal to the percentage interest[s] identified below of all the outstanding rights and obligations under the facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower(s):	SYNNEX Corporation, a Delaware corporation

[1]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

4.	Administrative Agent:	JPMorgan Chase Bank, N.A.

5.	Credit Agreement:	Credit Agreement dated as of August 9, 2018 among the Borrower, the Guarantors identified therein, the Lenders identified therein and the Administrative Agent

6.	Assigned Interest[s]:

Assignor[s]	Assignee[s]	Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders[3]	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans[4]	CUSIP Number
		_____________	$_____________	$_________	___________%
		_____________	$_____________	$_________	___________%
		_____________	$_____________	$_________	___________%

[7.	Trade Date:	__________________][5]

Effective Date:                     , 20     [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S]

[NAME OF ASSIGNEE]

By:
Name:
Title:

[2]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Commitment”, “Loan”, etc.).
[3]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[4]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[5]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

[Consented to and]6 Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

SYNNEX CORPORATION, a Delaware corporation

By:
Name:
Title:

[6]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.    Representations and Warranties.

1.1.    Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.    Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.06(b)(v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it acknowledges the provisions of Section 11.06(b)(iii) of the Credit Agreement restricting further assignment of [the][such] Assigned Interest, (vii) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (viii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

EXHIBIT F-2

FORM OF ADMINISTRATIVE QUESTIONNAIRE

See attached.

EXHIBIT G-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”) dated as of August 9, 2018 among SYNNEX Corporation, a Delaware corporation (the “Borrower”), the Guarantors identified therein, the Lenders identified therein and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(b)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                          , 20[    ]

EXHIBIT G-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”) dated as of August 9, 2018 among SYNNEX Corporation, a Delaware corporation (the “Borrower”), the Guarantors identified therein, the Lenders identified therein and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(b)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                          , 20[    ]

EXHIBIT G-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”) dated as of August 9, 2018 among SYNNEX Corporation, a Delaware corporation (the “Borrower”), the Guarantors identified therein, the Lenders identified therein and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(b)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                          , 20[    ]

EXHIBIT G-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”) dated as of August 9, 2018 among SYNNEX Corporation, a Delaware corporation (the “Borrower”), the Guarantors identified therein, the Lenders identified therein and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(b)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                          , 20[    ]

EXHIBIT H

FORM OF

SECURED PARTY DESIGNATION NOTICE

Date:                     ,

To:	JPMorgan Chase Bank, N.A.,
as Administrative Agent
Agency Management
[address
Attn: ]

Ladies and Gentlemen:

THIS SECURED PARTY DESIGNATION NOTICE is made by                          (the “Designor”) to JPMORGAN CHASE BANK, N.A., as Administrative Agent under the Credit Agreement referenced below (in such capacity, the “Administrative Agent”). All capitalized terms used herein but not defined herein shall have the meaning ascribed to them in the Credit Agreement.

W I T N E S S E T H :

WHEREAS, pursuant to the Credit Agreement (as amended, modified, supplemented, extended, increased, restated, refinanced and replaced from time to time, the Credit Agreement”) dated as of August 9, 2018 among SYNNEX Corporation, a Delaware corporation (the “Borrower”), the Guarantors identified therein, the Lenders identified therein and JPMorgan Chase Bank, N.A., as Administrative Agent, certain loans and financial accommodations have been made and may hereafter be made to the Borrower;

WHEREAS, Section 9.03 of the Credit Agreement requires that the Designor deliver this Secured Party Designation Notice to the Administrative Agent in order for the Obligations under its [Cash Management Agreement][Swap Contract] described on Schedule 1 hereto to be included in the application of funds pursuant to Section 9.03 of the Credit Agreement; and

WHEREAS, the Designor has agreed to execute and deliver this Secured Party Designation Notice:

Designation. [                            ] hereby notifies the Administrative Agent of the [Cash Management Agreement][Swap Contract] described on Schedule 1 hereto in order for the Obligations under such [Cash Management Agreement][Swap Contract] to be included in the application of funds pursuant to Section 9.03 of the Credit Agreement and hereby represents and warrants to the Administrative Agent that such [Cash Management Agreement][Swap Contract] satisfies all the requirements under the Loan Documents to be so included. By executing and delivering this Secured Party Designation Notice, the Designor, as provided in the Credit Agreement, hereby agrees to be bound by all of the provisions of the Loan Documents which are applicable to it as a provider of a [Cash Management Agreement][Swap Contract] and hereby (a) confirms that it has received a copy of the Loan Documents and such other documents and information as it has deemed appropriate to make its own decision to enter into this Secured Party Designation Notice, (b) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto (including, without limitation, the provisions of Section 10.01 of the Credit Agreement), and (c) agrees that it will be bound by the provisions of the Loan Documents and will perform in accordance with its terms all the obligations which by the terms of the Loan Documents are required to be performed by it as a provider of a [Cash Management Agreement][Swap Contract]. Without limiting the foregoing, the Designor agrees to indemnify the Administrative Agent as contemplated by Section 11.04(c) of the Credit Agreement.

GOVERNING LAW. THIS SECURED PARTY DESIGNATION NOTICE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned have caused this Secured Party Designation Notice to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

[SIGNATURE PAGES FOLLOW]

DESIGNOR:	[ ]

By:
Name:
Title:

ADMINISTRATIVE AGENT:	JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

EXHIBIT I

FORM OF

NOTICE OF LOAN PREPAYMENT

DATE:                     ,

TO: JPMorgan	Chase Bank, N.A., as Administrative Agent

Reference is hereby made to that certain Credit Agreement, dated as of August 9, 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among SYNNEX Corporation, a Delaware corporation (the “Borrower”), the Guarantors identified therein, the Lenders identified therein and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower hereby notifies the Administrative Agent that on                             , pursuant to the terms of Section 2.05 of the Credit Agreement, that the Borrower intends to prepay/repay the following Loans as more specifically set forth below:

☐		Voluntary prepayment of Loans in the following amount(s):

	☐	Eurodollar Rate Loans:	$

Applicable Interest Period(s):

	☐	Base Rate Loans:	$

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

[Signature page follows]

The Borrower has caused this Notice of Loan Prepayment to be duly executed and delivered as of the date first above written.

SYNNEX CORPORATION, a Delaware corporation

By:
Name:
Title:

EXHIBIT J

FORM OF

SOLVENCY CERTIFICATE

[                ], 2018

This Solvency Certificate is delivered pursuant to Section [5.02(i)][5.03(i)] of the Credit Agreement, dated as of August 9, 2018 (the “Credit Agreement”), among SYNNEX Corporation, a Delaware corporation (the “Borrower”), the Guarantors identified therein, the Lenders identified therein and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned hereby certifies, solely in his capacity as an officer of the Borrower and not in his individual capacity, as follows:

1.    I am the Chief Financial Officer of the Borrower. I am familiar with the Transactions, and have reviewed the Credit Agreement, financial statements referred to in Section [5.02(e)][5.03(e)] of the Credit Agreement and such documents and made such investigation as I have deemed relevant for the purposes of this Solvency Certificate.

2.    As of the date hereof, immediately after giving effect to the consummation of the Transactions, on and as of such date (i) the fair value of the assets of the Borrower and its subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and its subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in their ordinary course; (iii) the Borrower and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured in their ordinary course; and (iv) the Borrower and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Initial Funding Date.

3.    As of the date hereof, immediately after giving effect to the consummation of the Transactions, the Borrower does not intend to, and the Borrower does not believe that it or any of its subsidiaries will, incur debts beyond its ability to pay such debts as they mature in the ordinary course of business, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its debts or the debts of any such subsidiary.

This Solvency Certificate is being delivered by the undersigned officer only in his capacity as Chief Financial Officer of the Borrower and not individually and the undersigned shall have no personal liability to the Administrative Agent or the Lenders with respect thereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

[BORROWER]

By:

Name:

Title:	Chief Financial Officer